Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

KEYSTONE AUTOMOTIVE INDUSTRIES, INC.,

LKQ ACQUISITION COMPANY

AND

LKQ CORPORATION

DATED AS OF

JULY 16, 2007

i

ii

iii

AGREEMENT AND PLAN OF MERGER, dated as of July 16, 2007, by and among LKQ Corporation, a Delaware corporation (“Parent”), LKQ Acquisition Company, a California corporation and a wholly-owned direct Subsidiary (as defined below) of Parent (“Merger Sub”), and Keystone Automotive Industries, Inc., a California corporation (the “Company”). Each of Parent, Merger Sub and the Company are referred to herein as a “Party” and together as “Parties.”

RECITALS

WHEREAS, the Board of Directors of the Company (the “Company Board”) has determined that it is in the best interests of the Company and its shareholders, and has declared it advisable, to enter into this Agreement and Plan of Merger (this “Agreement”) with Parent and Merger Sub providing for the merger (the “Merger”) of Merger Sub with and into the Company in accordance with the California General Corporation Law of the State of California (the “CGCL”), and the Company Board has approved this Agreement, upon the terms and subject to the conditions set forth herein, and has, upon such terms and subject to such conditions, recommended that the shareholders of the Company vote in favor of the approval of the principal terms of this Agreement and the Merger;

WHEREAS, the Board of Directors of Merger Sub has unanimously approved and declared advisable this Agreement;

WHEREAS, Parent, on its own behalf and as the sole shareholder of Merger Sub, has adopted this Agreement and approved the Merger and the other transactions contemplated hereby; and

WHEREAS, Parent, Merger Sub and the Company wish to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger, as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the Parties agree as follows:

Article 1.

Defined Terms and Interpretation

Section 1.1 Certain Definitions. For purposes of this Agreement, the term:

“Affiliate” shall mean, as to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” (including the terms “controlled by” and “under common control with”), when used with respect to a specific Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

“Business Day” shall mean any day that is not a Saturday, Sunday, or a legal holiday under the Laws of the State of Illinois or the State of California.

“Company Material Adverse Effect” shall mean any event, change, circumstance, trend or occurrence that has a material adverse effect on the business, results of operations or financial condition of the Company and the Company Subsidiaries taken as a whole; provided, that in no event shall any of the following events, changes, or occurrences alone or in combination (or the effects or consequences thereof) constitute a “Company Material Adverse Effect” or be taken into account in determining whether a “Company Material Adverse Effect” has occurred or is likely or expected to occur: (a) any change in the market price or trading volume of the Company Common Stock (but not the underlying causes of such change), (b) the negotiation (including activities relating to due diligence), execution, delivery, public announcement or pendency of this Agreement or any of the transactions contemplated herein or any actions taken in compliance herewith or otherwise with the consent of Parent, including the impact thereof on the relationships of the Company or the Company Subsidiaries with customers, suppliers, distributors, consultants, employees, insurance companies or independent contractors or other Third Parties with whom the Company or any Company Subsidiary has any relationship, (c) any event, occurrence or circumstance related to the Company, any Company Subsidiary or any of their respective businesses set forth in the Company Disclosure Schedule, (d) any failure by the Company to meet any budgets, Wall Street expectations, or to meet or exceed any projections or forecasts for any period (but not the underlying causes of such failure), (e) any changes in any analyst’s recommendations, any credit rating or any other recommendations or ratings as to the Company or any Company Subsidiary (but not the underlying causes of such changes), (f) changes or developments generally affecting any segment of the industries in which the Company or the Company Subsidiaries operate, affecting the automotive or automotive replacement parts industries generally or affecting the economy or financial or securities markets generally, except to the extent that any such change or development disproportionately affects the Company and the Company Subsidiaries (taken as a whole) relative to other members of the Company’s industry, (g) acts of God, calamities, national or international political or social conditions, including the engagement by any country in hostilities (whether commenced before or after the date hereof, and whether or not pursuant to the declaration of a national emergency or war), or the occurrence of any military or terrorist attack, (h) changes in Law or GAAP (or any interpretation thereof), (i) any actions taken or required to be taken by the Company or the Company Subsidiaries in order to obtain any approval or authorization for the consummation of the Merger under applicable antitrust or competition Laws, provided such actions do not amount to a Burdensome Condition or have been consented to by Parent (and in either such case, for further clarification, such actions shall not constitute a “Company Material Adverse Effect” or be taken into account in determining whether a “Company Material Adverse Effect” has occurred or is likely or expected to occur; and for further clarification, any actions referred to in this clause (i) shall be subject to and governed by Section 6.5.6), or (j) any changes or effects arising out of or resulting from any legal claims or other proceedings made by any of the Company’s shareholders (on their own behalf or on behalf of the Company) arising out of or related to this Agreement, the Merger or any of the transactions contemplated hereby, other than such claims or proceedings by or at the behest of any executive officers of the Company, any members of the Company Board, or any Affiliate, agent or representative thereof that did not arise out of or result from any action taken by Parent, any Subsidiary of Parent or any Parent Representative.

“Equity Interest” shall mean any share, capital stock, partnership, membership, unit or similar interest in any entity and any option, warrant, right or security convertible, exchangeable or exercisable therefor.

“Knowledge” shall mean (a) in the case of the Company, the actual knowledge of the Persons listed in Section 1.1 of the Company Disclosure Schedule and (b) in the case of Parent or Merger Sub, the actual knowledge of the Persons listed in Section 1.1 of the Parent Disclosure Schedule.

“Law” shall mean any domestic or foreign law, statute, code, ordinance, rule, regulation or Order.

“Person” shall mean an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization or other entity.

“Subsidiary” or “Subsidiaries” of the Company, the Surviving Corporation, Parent, Merger Sub or any other Person shall mean any corporation, limited liability company, partnership or other legal entity of which the Company, the Surviving Corporation, Parent, Merger Sub or such other Person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, a majority of the stock or other Equity Interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

“Superior Proposal” shall mean a bona fide Takeover Proposal (for this purpose, substituting “50 percent” for each reference to “20 percent” in the definition of Takeover Proposal) which the Company Board determines in good faith (after consultation with its outside legal counsel and financial advisors) (a) is reasonably likely to be consummated and (b) if consummated, would result in a transaction more favorable to the holders of Company Common Stock than the transactions provided for in this Agreement, in each case with respect to clauses (a) and (b), taking into account, in the reasonable good faith judgment of the Company Board after consultation with its legal counsel and financial advisors, such factors as the Company Board deems appropriate, including the Third Party making such Takeover Proposal and the legal, financial, regulatory, fiduciary and other aspects of this Agreement and such Takeover Proposal, including any conditions relating to financing, regulatory approvals or other events or circumstances (and, for the avoidance of doubt, a Superior Proposal may be a transaction where the consideration per share to be received by the holders of Company Common Stock is comprised of cash and/or other property or securities).

“Takeover Proposal” shall mean any inquiry, proposal or offer from any Third Party relating to, in a single transaction or series of related transactions, (a) a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving a direct or indirect acquisition of the

Company (or any Company Subsidiary whose business constitutes 20 percent or more of the net revenues, net income or assets (based on fair market value) of the Company and the Company Subsidiaries, taken as a whole) or (b) the acquisition (including by way of tender or exchange offer) in any manner, directly or indirectly, of over 20 percent of (i) the Company Common Stock then outstanding or (ii) the consolidated total assets (based on fair market value) of the Company and the Company Subsidiaries, in each case other than the Merger.

“Third Party” shall mean any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) other than the Company, the Company Subsidiaries, Parent or Merger Sub or any of their Subsidiaries.

Section 1.2 Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

“Advisory Board”	Section 6.14

“Agreement”	Recitals

“Alternative Financing”	Section 6.12

“Antitrust Division”	Section 6.5.1

“Bankruptcy and Equity Exceptions”	Section 4.3.1

“Benefit Plan”	Section 4.9.1

“Book-Entry Shares”	Section 3.2.2

“Burdensome Condition”	Section 6.5.6

“Certificate of Merger”	Section 2.3

“Certificates”	Section 3.2.2

“CGCL”	Recitals

“Closing”	Section 2.2

“Closing Date”	Section 2.2

“Code”	Section 3.2.7

“Company”	Preamble

“Company Adverse Recommendation Change”	Section 6.4.2

“Company Benefit Plan”	Section 4.9.1

“Company Board”	Recitals

“Company Bylaws”	Section 4.4.1

“Company Certificate”	Section 4.4.1

“Company Common Stock”	Section 3.1.1

“Company Contract”	Section 4.10.1

“Company Directors”	Section 6.14

“Company Disclosure Schedule”	Article 4

“Company Expenses”	Section 8.5.1

“Company Financial Advisor”	Section 4.18

“Company Financial Statements”	Section 4.6.2

“Company Leased Premises”	Section 4.16

“Company Options”	Section 3.5.1

“Company Owned Properties”	Section 4.16

“Company Permits”	Section 4.5

“Company Preferred Stock”	Section 4.2.1

“Company Properties”	Section 4.16

“Company Recommendation”	Section 4.3.2

“Company Representatives”	Section 6.3.1

“Company Rights”	Section 4.20

“Company Rights Agreement”	Section 4.20

“Company SEC Filings”	Section 4.6.1

“Company Stock-Based Award”	Section 3.5.1

“Company Shareholders’ Meeting”	Section 6.2.2

“Company Stock Plans”	Section 3.5.1

“Company Subsidiary”	Section 4.1

“Company Termination Fee”	Section 8.4.1

“Confidentiality Agreement”	Section 6.3.2

“Continuing Employee”	Section 6.8.1

“Contract”	Section 4.4.1

“D&O Insurance”	Section 6.9.3

“Debt Financing”	Section 5.6.1

“Debt Commitment Letters”	Section 5.6.1

“Dissenting Shares”	Section 3.3

“Dissenting Shareholder”	Section 3.3

“Effective Time”	Section 2.3

“Environmental Laws”	Section 4.12

“ERISA”	Section 4.9.2

“ERISA Affiliate”	Section 4.9.4

“Exchange Act”	Section 4.4.2

“Exchange Fund”	Section 3.2.1

“Extended Outside Date”	Section 8.1(b)(ii)

“FTC”	Section 6.5.1

“GAAP”	Section 4.6.2

“Governmental Entity”	Section 3.2.7

“HSR Act”	Section 4.4.2

“Indemnified Parties”	Section 6.9.2

“Intellectual Property”	Section 4.13

“IRS”	Section 4.9.1

“Lenders”	Section 5.6.1

“Liens”	Section 4.2.4

“Merger”	Recitals

“Merger Consideration”	Section 3.1.1

“Merger Sub”	Preamble

“NASDAQ”	Section 4.4.2

“Option Payments”	Section 3.5.1

“Order”	Section 4.11

“Outside Date”	Section 8.1(b)(ii)

“Parent”	Preamble

“Parent Disclosure Schedule”	Article 5

“Parent Expenses”	Section 8.4.1

“Parent Representatives”	Section 6.3.1

“Parent Termination Fee”	Section 8.5.1

“Party”	Preamble

“Paying Agent”	Section 3.2.1

“Permitted Liens”	Section 4.13

“Proxy Statement”	Section 6.2.1

“Purchaser Welfare Benefit Plan”	Section 6.8.3

“Real Property Leases”	Section 4.16

“Regulatory Approvals”	Section 6.5.1

“Representative”	Section 6.3.1

“SEC”	Section 4.6.4

“Securities Act”	Section 4.6.1

“Shareholder Approval”	Section 4.3.1

“Surviving Corporation”	Section 2.1

“Surviving Corporation Benefit Plan”	Section 6.8.1

“Taxes”	Section 4.14.11

“Tax Return”	Section 4.14.11

Section 1.3 Interpretation. In this Agreement, unless otherwise specified, the following rules of interpretation apply:

(a) references to Sections, Schedules, Exhibits, clauses and Parties are references to sections or subsections, schedules, exhibits and clauses of and parties to, this Agreement;

(b) references to any Person include references to such Person’s successors and permitted assigns;

(c) words importing the singular include the plural and vice versa;

(d) words importing one gender include the other gender;

(e) references to the word “including” do not imply any limitation;

(f) references to months are to calendar months;

(g) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(h) references to “$” or “dollars” refer to U.S. dollars;

(i) to the extent this Agreement refers to information or documents to be made available (or delivered or provided) to Parent or Merger Sub, the Company shall be deemed to have satisfied such obligation if the Company or any Company Representative has made such information or document available on its due diligence electronic datasite (or delivered or provided such information or document) to Parent or Merger Sub or any Parent Representative;

(j) a defined term has its defined meaning throughout this Agreement and in each Exhibit and Schedule to this Agreement, regardless of whether it appears before or after the place where it is defined; and

(k) references to any specific provision of any Law shall also be deemed to be references to any successor provisions or amendments thereof and to any rules or regulations promulgated thereunder.

Article 2.

The Merger

Section 2.1 The Merger. At the Effective Time, upon the terms and subject to satisfaction or valid waiver of the conditions set forth in this Agreement, and in accordance with the CGCL, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the corporation surviving the Merger (the “Surviving Corporation”).

Section 2.2 Closing. Upon the terms and subject to the conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place on a day that is a Business Day (a) at the offices of Latham & Watkins LLP, 633 West Fifth Street, Suite 4000, Los Angeles, California 90071 at 11:00 a.m. (New York City time), no later than the second Business Day following the satisfaction of the conditions set forth in Article 7 (other than (i) those conditions that are waived in accordance with the terms of this Agreement by the Party or Parties for whose benefit such conditions exist and (ii) any such conditions that, by their terms, are not capable of being satisfied until the Closing) or (b) at such other place, time and/or date as the Parties may otherwise agree; provided, however, that this Agreement may be terminated pursuant to and in accordance with Section 8.1 such that the Parties shall not be required to effect the Closing. The date upon which the Closing shall occur is referred to herein as the “Closing Date.”

Section 2.3 Effective Time. At the Closing, the Parties shall cause the Merger to be consummated by filing this Agreement together with the related officers’ certificates required by Section 1103 of the CGCL, in a customary form (the “Certificate of Merger”), with the Secretary of State of the State of California, in such form as required by, and properly executed in accordance with, the CGCL. The Merger shall become effective at the time specified in the Certificate of Merger (the “Effective Time”).

Section 2.4 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions, including Section 1107, of the CGCL. Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 2.5 Articles of Incorporation; Bylaws. At the Effective Time, the Company Certificate and the Company Bylaws shall be the Articles of Incorporation and Bylaws of the Surviving Corporation until thereafter amended in accordance with their terms and to the extent permitted in this Agreement and as provided by applicable Law, in each case in accordance with the obligations set forth in Section 6.9.1.

Section 2.6 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation.

Article 3.

Conversion of Securities; Exchange of Certificates

Section 3.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any of their shareholders, the following shall occur.

Section 3.1.1 Conversion Generally. Each share of common stock of the Company, no par value per share (“Company Common Stock”), issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 3.1.2 and any Dissenting Shares), shall be converted into the right to receive $48.00 in cash, payable to the holder thereof, without interest (the “Merger Consideration”). All shares of Company Common Stock that have been converted into the right to receive the Merger Consideration as provided in this Section 3.1.1 shall as of the Effective Time no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each Certificate and each Book-Entry Share which immediately prior to the Effective Time represented such shares shall thereafter represent only the right to receive the Merger Consideration therefor in accordance with the terms of this Agreement. Certificates and Book-Entry Shares previously representing shares of Company Common Stock (other than any shares of Company Common Stock to be canceled pursuant to Section 3.1.2) shall be exchanged for the Merger Consideration, without interest, upon the surrender of such Certificates or Book-Entry Shares in accordance with the provisions of Section 3.2.

Section 3.1.2 Cancellation of Certain Shares. Each share of Company Common Stock held by Parent, Merger Sub, any Subsidiary of Parent or Merger Sub, in the treasury of the Company or by any Company Subsidiary immediately prior to the Effective Time shall be canceled and retired and shall cease to exist without any conversion thereof and no payment shall be made with respect thereto.

Section 3.1.3 Merger Sub. Each share of common stock, $0.01 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

Section 3.1.4 Change in Shares. If between the date of this Agreement and the Effective Time the outstanding shares of Company Common Stock, or securities convertible or exchangeable into or exercisable for shares of Company Common Stock, shall have been changed into a different number of shares or a different class, by reason of any stock dividend (excluding, for the avoidance of doubt, normal quarterly cash dividends), subdivision, reclassification, recapitalization, split, reverse split, combination, exchange of shares or any other similar transaction, the Merger Consideration shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, reverse split, combination, exchange of shares or other similar transaction.

Section 3.2 Exchange of Certificates.

Section 3.2.1 Paying Agent. Prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with a bank or trust company mutually acceptable to Parent and the Company (the “Paying Agent”), for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article 3, cash in U.S. dollars in an amount sufficient to pay the aggregate amount of the Merger Consideration (such cash being hereinafter referred to as the “Exchange Fund”) payable pursuant to Section 3.1 in exchange for outstanding shares of Company Common Stock. The Paying Agent shall, and Parent shall cause the Paying Agent to, promptly after the Effective Time, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be paid pursuant to Section 3.1 out of the Exchange Fund. The Exchange Fund shall be invested by the Paying Agent as reasonably directed by Parent; provided, however, that no such investment or losses thereon shall affect the Merger Consideration payable to the holders of Company Common Stock, and following any losses, Parent shall promptly provide additional funds to the Paying Agent for the benefit of the holders of the shares of the Company Common Stock in the amount of any such losses. Any net profit resulting from, or interest or income produced by, such investments shall be payable to the Surviving Corporation or Parent, as Parent directs. The Exchange Fund shall not be used for any other purpose.

Section 3.2.2 Exchange Procedures. Promptly following the Effective Time (but in no event later than two Business Days following the Effective Time), the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Certificates”) or of non-certificated shares of Company Common Stock represented by book-entry (“Book-Entry Shares”) (a) a letter of transmittal in customary form, which shall be subject to the reasonable approval of the Parties prior to the Effective Time and (b) instructions for use in effecting the surrender of Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares in exchange for the Merger Consideration. Upon surrender of Certificates (or affidavits of loss and appropriate bonds in lieu thereof), or in the case of Book-Entry Shares, upon adherence to the applicable procedures set forth in the letter of transmittal, for cancellation to the Paying Agent together with such letter of transmittal, properly completed and duly executed in accordance with the instructions thereto, and such other documents as may be reasonably required by the Paying Agent or pursuant to such instructions, the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor the Merger Consideration which such holder has the right to receive in respect of the shares of Company Common Stock formerly represented by such Certificates or Book-Entry Shares, and the Certificates or Book-Entry Shares so surrendered shall forthwith be canceled. No interest will be paid or accrued on any Merger Consideration payable to holders of Certificates or Book-Entry Shares. In the event of a transfer of ownership of shares of Company Common Stock which is not registered in the transfer records of the Company, the Merger Consideration may be issued to a transferee if the Certificate representing such shares of Company Common Stock is presented to the Paying Agent (or in the case of Book-Entry Shares, upon adherence to the applicable procedures set forth in the letter of transmittal), accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer Taxes have been paid. Until surrendered as contemplated by this Section 3.2, each Certificate and each Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration or the right to demand to be paid the “fair market value” of the shares represented thereby as contemplated by Section 3.3.

Section 3.2.3 Further Rights in Company Common Stock. All Merger Consideration paid in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock.

Section 3.2.4 Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest received with respect thereto) which remains undistributed to the holders of Company Common Stock on the first anniversary of the Effective Time shall be delivered to the Surviving Corporation upon demand, and any holders of Company Common Stock who have not theretofore complied with this Article 3 shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) for payment of the Merger Consideration, without any interest thereon. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of shares of Company Common Stock for the Merger Consideration.

Section 3.2.5 No Liability. None of Parent, the Company or the Surviving Corporation shall be liable to any holder of shares of Company Common Stock entitled to payment of the Merger Consideration under this Article 3 for any cash from the Exchange Fund properly delivered to a public official pursuant to any abandoned property, escheat or similar Law.

Section 3.2.6 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed in the form required by the Paying Agent and, if required by Parent, the posting by such Person of a bond, in such reasonable and customary amount as Parent may direct, as indemnity against any claim that may be made with respect to such lost, stolen or destroyed Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration without any interest thereon.

Section 3.2.7 Withholding. Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock, holder of Company Options or holder of a Company Stock-Based Award such amounts as Parent, the Surviving Corporation or the Paying Agent are required to deduct and withhold under the United States Internal Revenue Code of 1986, as amended (the “Code”), or any applicable provision of state, local or foreign tax Law, with respect to the making of such payment. To the extent that amounts are so withheld by Parent, the Surviving Corporation or the Paying Agent and paid over to the applicable domestic or foreign governmental, administrative, judicial or regulatory authority (each, a “Governmental Entity”), such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock, holder of Company Options or holder of a Company Stock-Based Award in respect of whom such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent, as the case may be.

Section 3.3 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, in the event that the applicable requirements of Section 1300(b) of the CGCL have been satisfied, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by a shareholder who is entitled to demand and properly demands that the Company purchase such shares in accordance with the provisions of Chapter 13 of the CGCL (each, a “Dissenting Shareholder”), shall not be converted into or be exchangeable for the right to receive the Merger Consideration (the “Dissenting Shares”), but instead such Dissenting Shareholder shall be entitled to have the Dissenting Shares purchased by the Company for cash at the fair market value thereof as agreed upon or determined in accordance with the provisions of Chapter 13 of the CGCL. At the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and such Dissenting Shareholder shall cease to have any rights with respect thereto, except the right to have the Dissenting Shares purchased by the Company in accordance with the provisions of Chapter 13 of the CGCL, unless and until such Dissenting Shareholder shall have failed to perfect or shall have effectively withdrawn or lost such right to require the Company to so purchase the Dissenting Shares. If any Dissenting Shareholder shall have failed to perfect or shall have effectively withdrawn or lost such right, such holder’s shares of Company Common Stock shall thereupon be treated as if they had been converted into and become exchangeable for the right to receive, as of the Effective Time, the Merger Consideration for each such share of Company Common Stock, in accordance with Sections 3.1.1 and 3.2, without any interest thereon. The Company shall give Parent (i) prompt notice of any written demands delivered pursuant to Chapter 13 of the CGCL, attempted withdrawals of such demands and any other instruments served pursuant to Chapter 13 of the CGCL and received by the Company relating to a shareholder’s demand that the Company purchase shares of Company Common Stock, and (ii) the opportunity to direct all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle, or offer or agree to settle, any such demand for purchase and payment.

Section 3.4 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock outstanding on the records of the Company prior to the Effective Time. From and after the Effective Time, the holders of Certificates and Book-Entry Shares shall cease to have any rights with respect to the shares of Company Common Stock represented thereby except as otherwise provided herein or by Law. From and after the Effective Time, any Certificates presented to the Paying Agent, Parent or the Surviving Corporation for transfer or any other reason shall be cancelled and exchanged for the applicable Merger Consideration as provided in, and in accordance with, this Article 3.

Section 3.5 Company Options and Stock-Based Awards.

Section 3.5.1 Options. Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof) shall take any actions necessary, including adopting appropriate resolutions, to provide that, concurrent with the Effective Time: (a) each outstanding, unexpired and unexercised option to purchase Company Common Stock (the “Company Options”) granted under the stock plans of the Company or under any individual consultant, employee or director agreement (the “Company Stock Plans”), whether or not then exercisable, conditioned or vested, shall fully vest and be deemed to be exercised and cancelled and each holder of a Company Option shall receive at the Effective Time (or as soon as practicable thereafter, but in any event no later than three Business Days after the Closing Date), in consideration of the deemed exercise and cancellation of such Company Option, a payment by the Surviving Corporation (or, at Parent’s option, Parent) in cash (subject to any applicable withholding or other Taxes required to be withheld by applicable Law), without interest, in an amount equal to the product of (x) the total number of shares of Company Common Stock subject to such Company Option (assuming such Company Option is fully vested and currently exercisable) and (y) the excess, if any, of the Merger Consideration over the exercise price per share of Company Common Stock subject to such Company Option (such amounts payable hereunder being referred to as the “Option Payments”) and (b) each right of any kind, contingent or accrued, to receive shares of Company Common Stock or benefits measured by the value of a number of shares of Company Common Stock, and each award of any kind consisting of shares of Company Common Stock, granted under Company Stock Plans (including restricted stock, restricted stock units, deferred stock and performance awards), other than Company Options (each, a “Company Stock-Based Award”), whether or not then vested, shall vest on the terms set forth in the applicable Company Stock Plan and related agreements (or, if such Company-Stock Based Awards would not otherwise vest, the Company Board shall cause such Company-Stock Based Awards to vest in accordance with the applicable Company Stock Plan), and shall be cancelled and each beneficiary of a Company Stock-Based Award providing for such beneficiary to receive shares of Company Common Stock shall, in lieu thereof, be entitled to, and shall be paid pursuant to Section 3.2, the Merger Consideration payable pursuant to Section 3.1.1 in respect of such shares of Company Common Stock; provided, however, that the balance of any performance shares granted in 2006 and listed on Appendix A of the Company Disclosure Schedule which have not yet vested at the date of the Closing after giving effect to the pro-ration language set forth in the 2006 Performance Share Award Agreement for such grants shall not vest and shall be canceled. At and after the Effective Time, each Company Option and each Company Stock-Based Award shall be cancelled and shall only entitle the holder thereof to payment as described in this Section 3.5.

Section 3.5.2 Beneficiaries. The provisions of this Section 3.5 shall survive the consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each holder of any Company Options and each beneficiary of a Company Stock-Based Award, and their respective heirs, beneficiaries and representatives.

Article 4.

Representations and Warranties of the Company

Subject to (a) any information contained, or incorporated by reference, in any Company SEC Filings (other than any disclosure in any such SEC Filing set forth in any risk factor and in any disclosure relating to forward-looking statements other than factual disclosures therein that are set forth elsewhere in such SEC Filing) publicly available prior to the date hereof and (b) such exceptions as are disclosed in the disclosure schedule (the “Company Disclosure Schedule”) delivered by the Company to Parent concurrently with the execution and delivery of this Agreement (it being understood and agreed that (i) the disclosure of any fact or item in any section of the Company Disclosure Schedule shall be deemed disclosure with respect to any other Section or subsection of this Agreement or the Company Disclosure Schedule to which the relevance of such information is reasonably apparent on its face and (ii) the disclosure of any matter or item in the Company Disclosure Schedule shall not be deemed to constitute an acknowledgement that such matter or item is required to be disclosed therein or is material to a representation or warranty set forth in this Agreement and shall not be used as a basis for interpreting the terms “material,” “materially,” “materiality” or “Company Material Adverse Effect” or any word or phrase of similar import and does not mean that such matter or item would, alone or together with any other matter or item, reasonably be expected to have a Company Material Adverse Effect), the Company represents and warrants to Parent and Merger Sub as follows:

Section 4.1 Organization and Qualification; Subsidiaries. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of California. Each Subsidiary of the Company (each, a “Company Subsidiary”) has been duly organized, and is validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, as the case may be, except to the extent the failure of any such Company Subsidiary to be in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Section 4.1 of the Company Disclosure Schedule contains a complete list of all of the Company Subsidiaries. The Company and each Company Subsidiary has the requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted or contemplated as of the date hereof. The Company and each Company Subsidiary is duly qualified to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or good standing necessary, except for such failures to be so qualified or in good standing that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company has heretofore made available to Parent complete and correct copies of the Company Certificate and Company Bylaws and the certificate of incorporation and bylaws or similar organizational or governing documents of each Company Subsidiary, and all amendments thereto, as currently in effect. Neither the Company nor any Company Subsidiary is in violation of its organizational or governing documents.

Section 4.2 Capitalization; Subsidiaries.

Section 4.2.1 Capitalization. The authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock and 3,000,000 shares of preferred stock, no par value per share (the “Company Preferred Stock”), of which 153,650 shares have been designated shares of Series A Junior Participating Preferred Stock. As of June 28, 2007, there were (a) 16,565,629 shares of Company Common Stock issued and outstanding, (b) no shares of Company Common Stock held in the treasury of the Company, (c) 586,926 shares of Company Common Stock issuable upon exercise of outstanding Company Options, (d) 286,789 shares of Company Common Stock issuable pursuant to Company Stock-Based Awards (assuming consummation of the Merger and acceleration of such Company Stock-Based Awards as of such date with the June 2006 performance share grants being calculated based on actual fiscal year 2007 results extrapolated over the performance period and the June 2007 performance share grants being vested at target), of which 157,663 shares of restricted stock are included in the amount set forth in clause (a) above, and (e) no shares of Company Preferred Stock issued and outstanding.

Section 4.2.2 Optionholders. Section 4.2.2 of the Company Disclosure Schedule sets forth as of June 28, 2007, a list of the holders of Company Options and/or Company Stock-Based Awards, including (to the extent applicable) the date on which each such Company Option or Company Stock-Based Award was granted, the number of shares of Company Common Stock subject to such Company Option or Company Stock-Based Award, the expiration date of such Company Option or Company Stock-Based Award, the price at which such Company Option or Company Stock-Based Award may be exercised under an applicable Company Stock Plan and the vesting schedule/status of each such Company Option or Company Stock-Based Award (including whether the exercisability of such Company Option or Company Stock-Based Award will be accelerated in any way by the transactions contemplated by this Agreement and the extent of acceleration, if any).

Section 4.2.3 No Preemptive Rights. All of the outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable and free of preemptive rights. Except as set forth in Section 4.2.2, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound relating to the issued or unissued Equity Interests of the Company, or securities convertible into or exchangeable for such Equity Interests, or obligating the Company to issue or sell any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock of, or other Equity Interests in, the Company. There are no outstanding contractual obligations of the Company or any Company Subsidiary affecting the voting rights of or requiring the repurchase, redemption or disposition of, any Equity Interests in the Company. Except as contemplated by Section 4.2.2, from June 28, 2007 through the date of this Agreement, the Company has not issued any shares of its capital stock, or securities convertible into or exchangeable for such capital stock or any other Equity Interests in the Company.

Section 4.2.4 Liens. Each outstanding share of capital stock or other Equity Interest of each Company Subsidiary is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and is held by the Company or a Company Subsidiary free and clear of all pledges, liens, charges, mortgages, encumbrances or security interests of any kind whatsoever (collectively, “Liens”), except for Liens arising under Contracts governing indebtedness of the Company and the Company Subsidiaries, copies of which have been made available to Parent or to a Parent Representative or set forth in an exhibit to a Form 10-K or Form 10-Q filed with, or furnished to, the SEC by the Company within the three-year period preceding the date of this Agreement. There are no subscriptions, options, warrants, rights, calls, contracts or other commitments, understandings, restrictions or arrangements relating to the issuance or sale of any shares of capital stock or other Equity Interest of any Company Subsidiary.

Section 4.3 Authority.

Section 4.3.1 Company Authorization. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than (a) the affirmative vote of holders of a majority of outstanding shares of Company Common Stock to approve the principal terms of this Agreement and the Merger (the “Shareholder Approval”) and (b) the filing of the Certificate of Merger with the Secretary of State of the State of California in accordance with the CGCL. This Agreement has been duly authorized and validly executed and delivered by the Company and, assuming this Agreement is a valid and binding obligation of Parent and Merger Sub, this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to the effect of bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium and similar Laws relating to or affecting creditors’ rights or remedies and the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), and the discretion of the court before which a proceeding is brought (the “Bankruptcy and Equity Exceptions”).

Section 4.3.2 Board Action. Subject to Section 6.4, the Company Board, by resolutions duly adopted at meetings duly called and held, has (a) determined that this Agreement and the transactions provided for herein are fair to and in the best interest of the Company and the holders of Company Common Stock, (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger and (c) resolved to recommend in accordance with applicable Law that the holders of Company Common Stock vote in favor of the approval of the principal terms of this Agreement and the Merger (the “Company Recommendation”).

Section 4.4 No Conflict; Required Filings and Consents.

Section 4.4.1 No Conflict. The execution, delivery and performance by the Company of this Agreement do not, and the consummation by the Company of the transactions contemplated hereby will not, (a) assuming the Shareholder Approval is obtained, conflict with or violate any provision of the Restated Articles of Incorporation of the Company, as in effect on the date hereof (the “Company Certificate”), or the Amended and Restated Bylaws of the Company, as in effect on the date hereof (the “Company Bylaws”), or any equivalent organizational or governing documents of any Company Subsidiary, (b) assuming that all consents, approvals and authorizations described in Section 4.4.2 have been obtained prior to the Effective Time and all filings and notifications described in Section 4.4.2 have been made and any waiting periods thereunder have terminated or expired prior to the Effective Time, conflict with or violate any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or (c) require any consent or approval under, result in any breach of or any loss of any benefit under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, suspension, revocation, amendment, acceleration or cancellation of, or result in the creation of any Liens on any property or asset of the Company or any Company Subsidiary pursuant to, any note, bond, mortgage, indenture, lease, license, permit, concession, franchise, contract, agreement or other instrument or obligation (each, a “Contract”) to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets are bound, except, with respect to clauses (b) and (c), for matters that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.4.2 Consents. The execution, delivery and performance of this Agreement by the Company do not, and the consummation of the transactions contemplated hereby will not, require the Company or any Company Subsidiary to obtain any consent, approval or authorization of, or make any filing with or notification to, any Governmental Entity, except (a) under the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”) (including the filing of the Proxy Statement), any applicable state securities, takeover or “blue sky” Laws, the rules and regulations of the Global Select Market of the National Association of Securities Dealers, Inc. (“NASDAQ”), the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”) or any other foreign or domestic antitrust, competition, trade or other regulatory Laws, (b) the filing and recordation of the Certificate of Merger or other documents as required by the CGCL and (c) where the failure to obtain such consents, approvals or authorizations, or to make such filings or notifications would not (i) prevent or materially delay or impede performance by the Company of any of its obligations under this Agreement or (ii) individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.5 Compliance with Laws. Except (a) with respect to benefits and employee matters (which are addressed exclusively in Section 4.9), environmental matters (which are addressed exclusively in Section 4.12), intellectual property (which is addressed exclusively in Section 4.13) and Tax matters (which are addressed exclusively in Section 4.14) and (b) for matters that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company and the Company Subsidiaries hold all permits, licenses, franchises, approvals, registrations, qualifications, rights, variances, certificates, certifications and consents granted by Governmental Entities (collectively, “Company Permits”) necessary for the ownership, use and operation of their assets and properties, and such Company Permits are in full force and effect and (ii) neither the Company nor any of the Company Subsidiaries is in violation of any Law applicable to the Company or such Company Subsidiary.

Section 4.6 SEC Filings; Financial Statements.

Section 4.6.1 Company SEC Filings. The Company has filed all reports, schedules, forms, statements or other documents required to be filed by it under the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), or the Exchange Act, as the case may be, since January 1, 2005 (collectively, the “Company SEC Filings”). Each Company SEC Filing (a) as of its date, complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, as in effect on the date so filed and (b) did not, at the time it was filed (or, if subsequently amended or supplemented, at the time of such amendment or supplement), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, no Company Subsidiary is separately subject to the periodic reporting requirements of the Exchange Act.

Section 4.6.2 Financial Statements. Each of the consolidated financial statements (including, in each case, any notes thereto) of the Company contained in the Company SEC Filings (collectively, the “Company Financial Statements”) was prepared in accordance with United States generally accepted accounting principles (“GAAP”), applied (except as may be indicated in the notes thereto and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act) on a consistent basis during the periods indicated (except as may be indicated in the Company SEC Filings), and each of the Company Financial Statements presents fairly, in all material respects, the consolidated financial position of the Company as of the respective dates thereof and the consolidated statements of income, stockholders’ equity and cash flows of the Company for the respective periods indicated therein (subject, in the case of unaudited financial statements, to normal period-end adjustments).

Section 4.6.3 No Undisclosed Liabilities. Neither the Company nor any Company Subsidiary has any liabilities or obligations of a nature (whether accrued, absolute, contingent or otherwise) that would be required by GAAP to be reflected on a consolidated balance sheet of the Company (or in the notes thereto), except for liabilities or obligations (a) which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (b) that were incurred after March 31, 2007 in the ordinary course of business, consistent with past practice, (c) that were incurred under this Agreement or in connection with the transactions contemplated hereby or (d) that were disclosed or reserved against in the Company Financial Statements (including the notes thereto).

Section 4.6.4 Internal Controls. Since January 1, 2005, the Company has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the Company Board and made available to Parent Representatives (a) any significant deficiencies and material weaknesses in the design or operation of its internal control over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. The Company maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraph (e) and (f) of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Since January 1, 2005, the Company has been in compliance in all material respects with (a) the applicable provisions of the United States Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated by the Securities and Exchange Commission (the “SEC”) thereunder and (b) the applicable listing and corporate governance rules and regulations of NASDAQ.

Section 4.7 Affiliate Transactions. No executive officer or director of the Company or any Company Subsidiary or any Person who beneficially owns five percent or more of the Company Common Stock is a party to any Contract with or binding upon the Company or any Company Subsidiary or any of their respective properties or assets or has any material interest in any material property owned by the Company or any of the Company Subsidiaries or has engaged in any material transaction with any of the foregoing within the 12-month period preceding the date of this Agreement, in each case, that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

Section 4.8 Absence of Certain Changes or Events. Except for the transactions contemplated hereby or related hereto, (i) from March 31, 2007 through the date of this Agreement, the Company has, in all material respects, conducted its business in the ordinary course consistent with past practice, and (ii) since March 31, 2007, there has not been any Company Material Adverse Effect.

Section 4.9 Benefit Plans; Employees and Employment Practices.

Section 4.9.1 Benefit Plans. Section 4.9.1 of the Company Disclosure Schedule contains a true, correct and complete list of each material employment, consulting, severance, termination, retirement, profit sharing, bonus, incentive or deferred compensation, retention bonus or change in control agreement, pension, top-hat, stock option, restricted stock or other equity-based benefit, profit sharing, savings, retirement, life, health, retiree health, disability, accident, medical, insurance, vacation, tuition reimbursement, paid time off, long term care, or other employee compensation or benefit plan, program, arrangement, agreement, fund or commitment, including any “employee benefit plan” as defined in Section 3(3) of ERISA (each, a “Benefit Plan”) for the benefit or welfare of any director, officer, employee, service provider, independent contractor, or former employee of the Company or any Company Subsidiary, or any dependent of the foregoing (each such plan, a “Company Benefit Plan”) maintained or contributed to by the Company or any Company Subsidiary. The Company has made available to Parent or to a Parent Representative or set forth in an exhibit to a Form 10-K or Form 10-Q filed with, or furnished to, the SEC by the Company within the three-year period preceding the date of this Agreement copies of or forms of (a) each material Company Benefit Plan other than (i) any Company Benefit Plan that is maintained on behalf of employees outside of the United States and (ii) any equity award agreements, forms of which have been made available to Parent or to a Parent Representative or set forth in an exhibit to a Form 10-K or Form 10-Q filed with, or furnished to, the SEC by the Company within the three-year period preceding the date of this Agreement, (b) the most recent annual reports (Forms 5500), if any, filed with the U.S. Department of Labor for the past three years with respect to each such Company Benefit Plan, including schedules and financial statements attached thereto, (c) the most recent summary plan description for each such Company Benefit Plan for which a summary plan description is required, together with any summary of material modifications thereto, (d) each trust agreement, service provider agreement and any other material agreement relating to a Company Benefit Plan and (e) the most recent determination letter issued by the U.S. Internal Revenue Service (“IRS”) with respect to any such Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code.

Section 4.9.2 ERISA. Except for such exceptions that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each Company Benefit Plan is in compliance with any applicable provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and/or the Code and has been and is operated in compliance with applicable legal requirements in such a manner as to qualify, where appropriate, for both Federal and state purposes, for income tax exclusions to its participants, tax-exempt income for its funding vehicle, and the allowance of deductions and credits with respect to contributions thereto. There are no audits, inquiries or proceedings pending or, to the Knowledge of the Company, threatened by the IRS or any other Governmental Entity or by any employee, former employee or dependent thereof, with respect to any Company Benefit Plan (other than routine claims for benefits in the ordinary course of business).

Section 4.9.3 Determination Letters. Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a determination letter from the IRS that it is so qualified, and, to the Company’s Knowledge, no fact or event has occurred since the date of such determination letter that could materially adversely affect the qualified status of any such Company Benefit Plan. Neither the Company nor any ERISA Affiliate has any liability for any material excise tax imposed by Code Sections 4971 or 4977. The Company has no material liability for any excise tax imposed by Code Section 4972 or 4979.

Section 4.9.4 ERISA Affiliates. Neither the Company nor any trade or business that, together with the Company, would be deemed a single employer within the meaning of Section 4001 of ERISA (an “ERISA Affiliate”) maintains or contributes to, or has in the past six years contributed to, any “multiemployer plan” (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) or any “defined benefit plan” (within the meaning of Section 3(35) of ERISA) subject to Title IV of ERISA.

Section 4.9.5 Prohibited Transactions. Except as would not be reasonably expected to have a Company Material Adverse Effect, with respect to each Company Benefit Plan, no Person: (i) has entered into any “prohibited transaction,” as such term is defined in ERISA or the Code and the regulations, administrative rulings and case law thereunder that is not otherwise exempt under Code Section 4975 or ERISA Section 408 (or any administrative class exemption issued thereunder); (ii) has breached a fiduciary obligation or violated Sections 402, 403, 405, 503, 510 or 511 of ERISA; (iii) has any liability for any failure to act or comply in connection with the administration or investment of the assets of such plans; or (iv) engaged in any transaction or otherwise acted with respect to such plans in such a manner which could subject Parent, or any fiduciary or plan administrator or any other Person dealing with any such plan, to liability under Section 409 or 502 of ERISA or Sections 4972 or 4976 through 4980B of the Code.

Section 4.9.6 Post-Termination Benefits. No Company Benefit Plan provides, or reflects or represents any material liability to provide retiree health coverage to any Person for any reason, except as may be required by Part 6 of Subtitle B of Title I of ERISA or applicable state laws, and neither the Company nor any ERISA Affiliate has any material liability (whether accrued, absolute, contingent or otherwise, and whether due or to become due or asserted or unasserted) to any current or former employee, consultant or director (either individually or as a group) to provide retiree health coverage, except to the extent required by applicable continuation coverage statutes.

Section 4.9.7 No Acceleration of Benefits. Other than by reason of actions taken following the Closing, neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will (1) entitle any current or former employee of the Company to any material severance pay, unemployment compensation or any other material payment, (2) accelerate the time of payment or vesting of any material payment (other than for a terminated or frozen tax-qualified plan, pursuant to a requirement herein to freeze or terminate such plan), cause the forgiveness of any material indebtedness, or materially increase the amount of any compensation due to any such employee or former employee or (3) result in any prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available.

Section 4.9.8 Collective Bargaining Agreements. Neither the Company nor any Company Subsidiary is a party to any collective bargaining or other labor union contracts and no collective bargaining agreement is being negotiated by the Company or any Company Subsidiary. There is no pending labor dispute, strike or work stoppage against the Company or any Company Subsidiary which may interfere with the respective business activities of the Company or the Company Subsidiaries, except where such dispute, strike or work stoppage would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. There is no pending charge or complaint against the Company or any Company Subsidiary by the National Labor Relations Board or any comparable state agency, except where such unfair labor practice, charge or complaint would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.10 Material Contracts; Indebtedness.

Section 4.10.1 Contracts. Set forth in Section 4.10 of the Company Disclosure Schedule is a list of all Contracts to which the Company or any Company Subsidiary is party or by which the Company or any Company Subsidiary is bound:

(i) which, as of the date hereof, is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC);

(ii) with respect to (i) any joint venture or partnership arrangements that are material to the Company and the Company Subsidiaries, taken as a whole, or (ii) the purchase of any Equity Interest in any other entity;

(iii) pursuant to which any indebtedness for borrowed money of the Company or any Company Subsidiary in an aggregate principal amount in excess of $1,000,000 is outstanding or may be incurred, other than any Contract between or among the Company and/or wholly-owned Company Subsidiaries;

(iv) relating to a guarantee by the Company or any Company Subsidiary of indebtedness of any Third Party in excess of $1,000,000;

(v) relating to any pending acquisition or disposition by the Company or any of the Company Subsidiaries of properties or assets, except for acquisitions and dispositions of properties, assets and inventory in the ordinary course of business;

(vi) which contains covenants limiting the ability of the Company or any Company Subsidiary to engage in any of its principal lines of business, or to compete with any Person or operate at any geographic location with respect to any of its principal lines of business, except for any Real Property Leases;

(vii) providing any long-term discount commitments by the Company or any Company Subsidiary in excess of 30% off of the Company’s or any Company Subsidiary’s customary body shop pricing, other than those Contracts that are terminable by the Company or any Company Subsidiary on no more than sixty (60) days notice without liability or financial obligation;

(viii) any employment or consulting agreement, contract or commitment with any officer or director level employee or member of the Company’s board of directors or any other employee who is one of the twenty (20) most highly compensated employees, including base salary and bonuses, other than those Contracts that are terminable by the Company or any Company Subsidiary on no more than sixty (60) days notice without liability or financial obligation or benefits generally available to employees of the Company; or

(ix) any Contract for capital expenditures in excess of $500,000 individually or $3,000,000 in the aggregate.

Each Contract of the type described in this Section 4.10.1(excluding any Real Property Leases, which are addressed exclusively in Section 4.16) is referred to herein as a “Company Contract.”

Section 4.10.2 Binding Obligations. Except for matters that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (a) each Company Contract is a valid and binding obligation of the Company or a Company Subsidiary, as applicable, in full force and effect and enforceable against the Company or a Company Subsidiary in accordance with its terms, subject to the Bankruptcy and Equity Exceptions, (b) to the Company’s Knowledge, each Company Contract is a valid and binding obligation of the counterparty thereto, in full force and effect and enforceable against such counterparty in accordance with its terms, subject to the Bankruptcy and Equity Exceptions, (c) the Company and each of the Company Subsidiaries, and, to the Knowledge of the Company, each other party thereto, has performed all obligations required to be performed by it under each Company Contract (excluding performance obligations not yet due) and (d) neither the Company nor any Company Subsidiary has received written notice of a default under any Company Contract or of any event or condition which, after notice or lapse of time or both, will constitute a default on the part of the Company or a Company Subsidiary under any Company Contract. For the avoidance of doubt, this Section 4.10 does not relate to Real Property Leases, which are addressed exclusively in Section 4.16.

Section 4.11 Litigation. Except for matters that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (a) there are no claims, actions, suits, proceedings or investigations pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary and (b) none of the Company or any of the Company Subsidiaries is subject to any outstanding order, judgment, writ, stipulation, award, injunction, decree, arbitration award or finding of any Governmental Entity (“Order”).

Section 4.12 Environmental Matters. Except for matters that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (a) the Company and each Company Subsidiary is in compliance with all applicable Laws relating to the protection of the environment or to occupational health and safety (“Environmental Laws”), (b) the Company and each Company Subsidiary possess all Company Permits issued pursuant to Environmental Laws that are required to conduct the business of the Company and each Company Subsidiary as it is currently conducted, (c) there has been no release of any waste, material or substance defined as a “hazardous substance,” “hazardous material,” or “hazardous waste” under any applicable Environmental Law into the environment as a result of the operations or activities of the Company or any Company Subsidiary at any of the Company Properties or, to the Knowledge of the Company, any properties formerly owned or operated by the Company or any Company Subsidiary, in each case that would reasonably be expected to result in any liability to the Company or any Company Subsidiary under any Environmental Law and (d) none of the Company or any Company Subsidiary has received any written claim or notice of violation from any Governmental Entity that remains outstanding alleging that the Company or any Company Subsidiary is in violation of, or liable under, any Environmental Law.

Section 4.13 Intellectual Property. Section 4.13 of the Company Disclosure Schedule sets forth a list of all patents, patent applications, registered trademarks and service marks and material internet domain names owned by the Company or a Company Subsidiary, including for each item listed that is registered or applied for registration by the Company or a Company Subsidiary, the owner, the jurisdiction, the serial/application number or the registration number, the filing date, and the issuance or registration date, and the expiration date. Except for matters that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (a) the Company and the Company Subsidiaries own (free and clear of any Liens other than Liens permissible under Contracts governing indebtedness of the Company and the Company Subsidiaries and Liens, whether or not of record, which in the aggregate do not materially affect the continued use of the Company’s and the Company Subsidiaries’ assets or properties for the purposes for which they are currently being used (collectively, “Permitted Liens”), or possess valid rights to use all Intellectual Property necessary to conduct the business of the Company and the Company Subsidiaries as it is currently conducted, (b) to the Company’s Knowledge, no Third Party is currently infringing or misappropriating any material Intellectual Property owned by the Company or any Company Subsidiary, and (c) neither the Company nor any Company Subsidiary has infringed or misappropriated any Intellectual Property of any Third Party or received any material written claim of infringement or misappropriation of any Intellectual Property of any Third Party. The Company and the Company Subsidiaries are taking all actions that they reasonably believe are necessary to maintain and protect each material item of Intellectual Property that they own. For purposes of this Section 4.13, “Intellectual Property” means the (a) patents and patent applications, (b) trademarks, service marks, trade dress, trade names, internet domain names and registrations and applications for registration thereof, (c) copyrights and registrations and applications for registration thereof, (d) trade secrets and know-how, (e) all renewals and extensions of any registrations or applications thereof, and (f) all proprietary or custom software (excluding any off-the-shelf or shrinkwrap licensed software generally commercially available).

Section 4.14 Taxes.

Section 4.14.1 Required Taxes. Subject to such exceptions that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, all Tax Returns required to be filed by or with respect to the Company or any Company Subsidiary have been timely filed (taking into account any extension of time within which to file) and all such Tax Returns are true, correct, and complete in all respects.

Section 4.14.2 Tax Matters. Subject to such exceptions that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, all Taxes of the Company and the Company Subsidiaries due and payable have been timely paid (other than Taxes being contested in good faith by appropriate proceedings). The unpaid Taxes of the Company and the Company Subsidiaries did not, as of the date of the most recent Company Financial Statements, materially exceed the reserve for Tax liabilities (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheet (rather than in any notes thereto) contained in such Company Financial Statements.

Section 4.14.3 No Deficiency. No deficiency for any amount of Taxes has been proposed, asserted or assessed in writing by any Governmental Entity against the Company or any Company Subsidiary that remains unpaid or unresolved. There are no audits, examinations or other administrative or judicial proceedings currently ongoing or pending with respect to any Taxes of the Company or any Company Subsidiary. There are no waivers or extensions of any statute of limitations currently in effect or requested with respect to Taxes of the Company or any Company Subsidiary.

Section 4.14.4 Tax Withholding. All Taxes required to be withheld or collected by the Company and each Company Subsidiary in connection with amounts paid or owing to any employee, independent contractor, creditor or stockholder have been withheld and collected and, to the extent required by Law, timely paid to the appropriate Governmental Entity.

Section 4.14.5 Liens. There are no material Liens for Taxes upon any property or assets of the Company or any Company Subsidiary, except for Liens for current Taxes not yet due and payable and Liens for Taxes being contested in good faith by appropriate proceedings.

Section 4.14.6 Section 355. Since January 1, 2005, neither the Company nor any Company Subsidiary has been a party to any transaction treated by the parties as a distribution to which Code Section 355 applies.

Section 4.14.7 Treasury Regulation §1.1502-6. Neither the Company nor any Company Subsidiary is liable for the Taxes of any other Person (other than the Company or any Company Subsidiary) under (i) Treasury Regulation §1.1502-6 or any similar provision of state, local or foreign Tax Law, (ii) any contract or agreement or (iii) otherwise.

Section 4.14.8 Real Property Holding Corporation Status. The Company has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period described in Code Section 897(c)(1)(A)(ii).

Section 4.14.9 Section 481 Adjustments. Neither the Company nor any Company Subsidiary has agreed to make nor is it required to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise that has not yet been taken into account.

Section 4.14.10 Section 280G or Section 162(m) Payments. Except as set forth in Schedule 4.14.10 of the Company Disclosure Schedule, there is no contract, agreement, plan or arrangement covering any individual or entity treated as an individual included in the business or assets of the Company or any Company Subsidiary that, individually or collectively, could give rise to the payment by the Company, a Company Subsidiary, Merger Sub or Parent of any material amount that would not be deductible by reason of Sections 280G or 162(m) of the Code.

Section 4.14.11 Definitions. As used in this Agreement, (a) “Taxes” shall mean any and all taxes, assessments, levies, duties, tariffs, imposts and other charges in the nature of a tax (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including income, estimated income, franchise, windfall or other profits, gross receipts, property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer and value-added taxes and (b) “Tax Return” shall mean any return (including any information return), report, statement, schedule, notice, form, election, estimated Tax filing, claim for refund or other document (including any attachments thereto and amendments thereof) required to be filed with any Governmental Entity with respect to any Tax.

Section 4.15 Insurance. Except as would not, individually or in the aggregate, reasonably be expected have a Company Material Adverse Effect, all material insurance policies of the Company and the Company Subsidiaries (a) are in full force and effect and provide insurance in such amounts and against such risks as the management of the Company and the Company Subsidiaries has reasonably determined to be in accordance with industry practices and as is sufficient to comply with applicable Law and (b) neither the Company nor any Company Subsidiary is in breach or default, and neither the Company nor any Company Subsidiary has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any of such insurance policies. No claim or coverage under such policy has been denied within the 12-month period preceding the date of this Agreement.

Section 4.16 Real Estate. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company or a Company Subsidiary owns fee simple title to all of its owned real property (the “Company

Owned Properties”) and has valid leasehold interests in all of its leased real property (the “Company Leased Premises,” and together with the Company Owned Properties, the “Company Properties”), in each case sufficient to conduct their respective businesses as currently conducted and free and clear of all Liens (except for Permitted Liens) assuming the timely discharge of all obligations owing under or related to the Company Properties. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (a) all leases under which the Company or any Company Subsidiary leases any real property (the “Real Property Leases”) are valid and in full force and effect and constitute binding obligations of the Company or the Company Subsidiary party thereto and, to the Company’s Knowledge, the counterparties thereto, in accordance with their respective terms, (b) there is not any existing default by the Company or any Company Subsidiary under any of the Real Property Leases that would give the lessor under such Real Property Lease the right to terminate such Real Property Lease or amend or modify such Real Property Lease in a manner adverse to the Company or the Company Subsidiary party thereto, as applicable, and (c) no event has occurred which, after notice or lapse of time or both, would constitute a default by the Company or a Company Subsidiary under any Real Property Lease where such default if uncured would give the lessor under such Real Property Lease the right to terminate such Real Property Lease or amend or modify such Real Property Lease in a manner adverse to the Company or the Company Subsidiary party thereto, as applicable.

Section 4.17 Proxy Statement. The Proxy Statement will not at the time of the mailing of the Proxy Statement to the holders of Company Common Stock, at the time of the Company Shareholders’ Meeting, or at the time of any amendments thereof or supplements thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that no representation is made by the Company with respect to information supplied by or related to, or the sufficiency of disclosures related to, Parent, Merger Sub or any Parent Representative. At the time of the Company Shareholders’ Meeting, the Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.

Section 4.18 Fairness Opinion. J.P. Morgan Securities Inc. (the “Company Financial Advisor”) has delivered to the Company Board its written opinion (or an oral opinion to be confirmed in writing), dated as of the date of this Agreement, that, as of such date, the Merger Consideration to be received by the holders of Company Common Stock is fair, from a financial point of view, to the holders of Company Common Stock.

Section 4.19 Brokers. Other than the Company Financial Advisor (the fees and expenses of which will be paid by the Company), no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company or any Company Subsidiary.

Section 4.20 Company Rights Agreement. The Company has amended the Rights Agreement dated as of February 10, 2000 between the Company and U.S. Stock Transfer Corporation, as Rights Agent, as amended by the First Amendment thereto dated as of January 8, 2003 (collectively, the “Company Rights Agreement”), to provide that neither Parent nor Merger

Sub shall be deemed to be an Acquiring Person (as such term is defined in the Company Rights Agreement), that neither a Distribution Date nor a Shares Acquisition Date (as such terms are defined in the Company Rights Agreement) shall be deemed to occur and that the rights issued pursuant to the Company Rights Agreement (the “Company Rights”) will not separate from the associated shares of Company Common Stock as a result of the execution, delivery or performance of this Agreement, and that the Company Rights shall terminate in accordance with the Company Rights Agreement immediately prior to the Effective Time.

Section 4.21 No Other Representations or Warranties. Except for the representations and warranties contained in this Article 4, each of Parent and Merger Sub acknowledges that neither the Company nor any other Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or any of the Company Subsidiaries or their respective businesses, or with respect to any other information provided to Parent, Merger Sub or any Parent Representative, and the Company hereby disclaims any other representations or warranties made by the Company, any Company Subsidiary or any Company Representative with respect to the execution and delivery of this Agreement or the Merger or the other transactions contemplated hereby. Absent fraud, neither the Company nor any other Person will have or be subject to any liability or indemnification obligation to Parent or Merger Sub or any of their Affiliates or any Parent Representative resulting from the distribution to, or use by, Parent or Merger Sub or any of their Affiliates or any Parent Representative of any information provided to any member of Parent or Merger Sub or any of their Affiliates or any Parent Representative by the Company, the Company Subsidiaries or any Company Representative, including any information, documents, projections, forecasts, business plans or other material made available in the “data room,” any confidential information memoranda or any management presentations in expectation of the transactions contemplated by this Agreement. The representations and warranties set forth in Article 5 are made solely by Parent and Merger Sub, and, absent fraud, no Parent Representative, Subsidiary of Parent or Affiliate of Parent or Merger Sub shall have any responsibility or liability related thereto.

Article 5.

Representations and Warranties of Parent and Merger Sub

Subject to such exceptions as are disclosed in the disclosure schedule (the “Parent Disclosure Schedule”) delivered by Parent to the Company concurrently with the execution and delivery of this Agreement (it being understood and agreed that (a) the disclosure of any fact or item in any section of the Parent Disclosure Schedule shall be deemed disclosure with respect to any other Section or subsection of this Agreement or the Parent Disclosure Schedule to which the relevance of such information is reasonably apparent on its face and (b) disclosure of any matter or item in the Parent Disclosure Schedule shall not be deemed to constitute an acknowledgement that such matter or item is required to be disclosed therein or is material to a representation or warranty set forth in this Agreement and shall not be used as a basis for interpreting the terms “material,” “materially” or “materiality” or any word or phrase of similar import), Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 5.1 Organization and Qualification. Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.

Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of California. Each of Parent and Merger Sub has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of Parent and Merger Sub is duly qualified to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or good standing necessary, except for such failures to be so qualified or in good standing that would not, individually or in the aggregate, prevent or materially delay or impede performance by Parent or Merger Sub of any of their material obligations under this Agreement. Parent has heretofore made available to the Company complete and correct copies of the certificate (or articles) of incorporation and bylaws of Parent and Merger Sub, and all amendments thereto, as currently in effect. Neither Parent nor Merger Sub is in violation of its certificate (or articles) of incorporation or bylaws.

Section 5.2 Authority. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each of Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than the filing of the Certificate of Merger with the Secretary of State of the State of California. This Agreement has been duly authorized and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement is a valid and binding obligation of the Company, this Agreement constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exceptions.

Section 5.3 No Conflict; Required Filings and Consents.

Section 5.3.1 No Conflict. The execution, delivery and performance by Parent and Merger Sub of this Agreement do not, and the consummation by Parent and Merger Sub of the transactions contemplated hereby will not, (a) conflict with or violate any provision of the certificate (or articles) of incorporation or bylaws of Parent or Merger Sub, (b) assuming that all consents, approvals and authorizations described in Section 5.3.2 have been obtained prior to the Effective Time and all filings and notifications described in Section 5.3.2 have been made and any waiting periods thereunder have terminated or expired prior to the Effective Time, conflict with or violate any Law applicable to Parent and Merger Sub or by which any property or asset of Parent or Merger Sub is bound or (c) require any consent or approval under, result in any breach of or any loss of any benefit under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of any Liens on any property or asset of Parent or Merger Sub pursuant to, any Contract to which Parent or Merger Sub is a party or by which any of their respective properties or assets are bound, except with respect to clauses (b) and (c), for matters that, individually or in the aggregate, would not prevent or materially delay or impede performance by Parent or Merger Sub of any of their material obligations under this Agreement.

Section 5.3.2 Consents. The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation of the transactions contemplated hereby will not, require Parent or Merger Sub to obtain any consent, approval, or authorization of, or make any filing with or notification to, any Governmental Entity, except (a) under the Exchange Act, any applicable state securities, takeover or “blue sky” Laws, the HSR Act or any other antitrust, competition, trade or other regulatory Laws, (b) the filing and recordation of the Certificate of Merger or other documents as required by the CGCL or (c) where the failure to obtain such consents, approvals or authorizations, or to make such filings or notifications would not prevent or materially delay or impede performance by Parent or Merger Sub of any of their material obligations under this Agreement.

Section 5.4 Orders. No Order has been entered or issued which restrains, enjoins or prohibits the consummation of the Merger or any of the other transactions provided for herein.

Section 5.5 Ownership of Merger Sub; No Prior Activities. Parent owns 100 percent of the issued and outstanding Equity Interests of Merger Sub and no other Person has any right to acquire any capital stock or other Equity Interests of Merger Sub or any option, warrant, right or security convertible, exchangeable or exercisable therefor. Merger Sub was formed solely for the purpose of consummating the Merger and engaging in the other transactions contemplated by this Agreement. Except for obligations or liabilities incurred in connection with its formation and the transactions contemplated by this Agreement, Merger Sub has not, and, as of the Closing Date, will not have, incurred, directly or indirectly, through any Subsidiary or Affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

Section 5.6 Financing.

Section 5.6.1 Parent and Merger Sub will have at the Effective Time sufficient immediately available funds available and the financial ability to permit Parent and Merger Sub to consummate the Merger on the terms contemplated by this Agreement, including (i) to pay the aggregate Merger Consideration and Option Payments, (ii) to effect any repayment or refinancing of debt contemplated by or in connection with the Merger or the Debt Commitment Letters (other than the Debt Financing), and (iii) to pay all transaction fees and expenses. Parent and Merger Sub have received and accepted and agreed to a commitment letter, dated July 16, 2007, from Lehman Commercial Paper Inc., Lehman Brothers Commercial Bank, Lehman Brothers Inc., Deutsche Bank Trust Company Americas and Deutsche Bank Securities Inc. and the related fee letter (the “Debt Commitment Letters”) relating to the commitments of the lenders party thereto (collectively, the “Lenders”) to provide the financing required to consummate the Merger on the terms contemplated by this Agreement. Parent has delivered to the Company true, complete and correct signed counterparts of the Debt Commitment Letters. None of the Debt Commitment Letters has been amended or modified prior to the date of this Agreement and the respective commitments contained in the Debt Commitment Letters have not been withdrawn or rescinded prior to the date of this Agreement. The financing required to consummate the Merger is collectively referred to in this Agreement as the “Debt Financing”.

Section 5.6.2 The Debt Financing, when funded in accordance with the Debt Commitment Letters, will provide Parent with acquisition financing at the Effective Time sufficient to consummate the Merger on the terms contemplated by this Agreement, including (i) to pay the aggregate Merger Consideration and Option Payments, (ii) to effect any repayment or refinancing of debt contemplated by or in connection with the Merger or the Debt Commitment Letters (other than the Debt Financing), and (iii) to pay all transaction fees and expenses.

Section 5.6.3 The Debt Commitment Letters are valid, binding and in full force and effect and no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to constitute a default or breach or an incurable failure to satisfy a condition precedent on part of Parent or Merger Sub under the terms and conditions of the Debt Commitment Letters, other than any such default or breach that has been waived by the Lenders or otherwise cured in a timely manner by Parent or Merger Sub to the satisfaction of the Lenders. Parent or Merger Sub has paid in full any and all commitment fees or other fees required to be paid pursuant to the terms of the Debt Commitment Letters on or before the date of this Agreement. The Debt Commitment Letters are subject to no contingencies or conditions of any kind whatsoever related to the funding of the full amount of the Debt Financing (including any “flex provisions”), other than as set forth in the signed copies thereof delivered to the Company on or prior to the date hereof. Neither Parent nor Merger Sub has any reason to believe that it or any other party to the Debt Commitment Letters will be unable to satisfy on a timely basis any term or condition of closing that is required to be satisfied by it or such other party as a condition of the Debt Commitment Letters or that any portion of the Debt Financing will not be made available to Parent or Merger Sub on the Closing Date.

Section 5.7 Vote Required. No vote of the holders of any class or series of capital stock or other Equity Interests of Parent or Merger Sub is necessary to approve or adopt this Agreement or the transactions contemplated hereby, other than the vote of Parent as the sole shareholder of Merger Sub, which has been received as of the date of this Agreement.

Section 5.8 Brokers. No broker, finder, financial advisor, investment banker or other Person (other than Robert W. Baird & Co., the fees and expenses of which will be paid by Parent) is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 5.9 Proxy Statement. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement will at the time of the mailing of the Proxy Statement to holders of Company Common Stock, at the time of the Company Shareholders’ Meeting, or at the time of any amendments thereof or supplements thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Parent and Merger Sub will use their reasonable best efforts to supply information necessary for the preparation of the Proxy Statement (or any amendment thereof or supplement thereto) as promptly as practicable.

Section 5.10 Access to Information; Disclaimer. Each of Parent and Merger Sub acknowledges and agrees that it (a) has had an opportunity to discuss the business of the Company and the Company Subsidiaries with the management of the Company, (b) has had reasonable access to (i) the books and records of the Company and the Company Subsidiaries and (ii) the “data room” maintained by the Company through Intralinks, Inc. for purposes of the transactions contemplated by this Agreement, (c) has been afforded the opportunity to ask questions of and receive answers from the management of the Company, (d) has conducted its own independent investigation of the Company and the Company Subsidiaries, their respective businesses and the Merger and the other transactions contemplated hereby, and neither Parent nor Merger Sub has relied on any representation, warranty or other statement by any Person on behalf of the Company or any Company Subsidiary, other than the representations and warranties of the Company expressly contained in Article 4, and (e) any and all representations and warranties made by or on behalf of the Company, any Company Subsidiary or any Company Representatives, other than the representations and warranties of the Company expressly contained in Article 4, are specifically disclaimed.

Section 5.11 No Other Representations or Warranties. Except for the representations and warranties contained in this Article 5, the Company acknowledges that neither Parent, Merger Sub nor any other Person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent, Merger Sub or any of the Subsidiaries of Parent or their respective businesses, or with respect to any other information provided to the Company or any Company Representative, and each of Parent and Merger Sub hereby disclaims any other representations or warranties made by Parent, Merger Sub, any other Subsidiary of Parent or any Parent Representative with respect to the execution and delivery of this Agreement or the Merger or the other transactions contemplated hereby. The representations and warranties set forth in Article 4 are made solely by the Company, and, absent fraud, no Company Representative, Company Subsidiary or Affiliate of the Company shall have any responsibility or liability related thereto.

Article 6.

Covenants

Section 6.1 Conduct of Business Pending the Closing.

Section 6.1.1 Conduct of Business of the Company. The Company agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 6.1.1 of the Company Disclosure Schedule, as otherwise permitted or contemplated by this Agreement (including this Section 6.1), as required by applicable Law or the regulations or requirements of NASDAQ, or as consented to in writing by Parent (such consent not to be unreasonably conditioned, delayed or withheld), the Company will, and will cause each Company Subsidiary to, in all material respects (it being understood that in no event shall the Company’s participation in the negotiation (including activities related to due diligence), execution, delivery, public announcement or pendency of this Agreement or any of the transactions contemplated herein or any actions taken in compliance herewith or otherwise with the consent of Parent (including the impact thereof on the relationships of the Company or the Company Subsidiaries with customers, suppliers, distributors, consultants, employees or independent contractors or other Third Parties with whom the Company or any Company

Subsidiary has any relationship), be considered a breach of any of the provisions of this Section 6.1), conduct its business in the ordinary course consistent with past practice. Without limiting the foregoing, except as set forth in Section 6.1.1 of the Company Disclosure Schedule, as otherwise permitted or contemplated by this Agreement (including this Section 6.1), as required by applicable Law or as consented to in writing by Parent (such consent not to be unreasonably conditioned, delayed or withheld), the Company shall not, and shall not permit any Company Subsidiary to, between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, any of the following:

(a) amend or otherwise change any material provision of the Company Certificate, the Company Bylaws or equivalent organizational or governing documents of the Company Subsidiaries;

(b) issue, deliver, sell, pledge or encumber, or authorize, propose or agree to the issuance, delivery, sale, pledge or encumbrance of, any shares of the capital stock of the Company or any Company Subsidiary, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of any class or series of the capital stock of the Company or any Company Subsidiary (other than (i) pursuant to the requirements of Contracts of the Company or any Company Subsidiary and of the Company Benefit Plans, in each case as in existence on the date hereof and (ii) pursuant to the vesting and/or exercise of Company Options, Company Stock-Based Awards, warrants, conversion rights and other contractual rights that are (A) in existence on the date hereof or (B) granted or issued after the date hereof pursuant to clause (i) of this parenthetical; provided that the number of shares permitted to be issued under clauses (i) and (ii) of this parenthetical shall not exceed the number of shares shown on Section 6.1.1(b) of the Company Disclosure Schedule as potentially issuable under such Contracts, benefit plans, options, awards, warrants, conversion rights or other contractual rights);

(c) declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock (other than dividends paid by a wholly-owned Company Subsidiary to the Company or to any other wholly-owned Company Subsidiary);

(d) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock (other than pursuant to the exercise of Company Options, Company Stock-Based Awards, warrants, conversion rights, employee severance, retention, termination, change of control and other contractual rights (i) in existence on the date hereof or (ii) granted or issued after the date hereof in accordance with this Agreement);

(e) acquire (including by merger, consolidation, or acquisition of stock or assets) or make any investment in any Equity Interest in any Person or any assets, loans or debt securities thereof;

(f) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the indebtedness of any Person (other than a wholly-owned Company Subsidiary) for borrowed money, except for (i) indebtedness incurred under the

Company’s existing credit facilities in the ordinary course of business, together with any indebtedness incurred pursuant to clause (ii), not in excess of $5,000,000 in the aggregate for the Company and the Company Subsidiaries taken as a whole, (ii) indebtedness for borrowed money in a principal amount, together with any indebtedness incurred pursuant to clause (i), not in excess of $5,000,000 in the aggregate for the Company and the Company Subsidiaries taken as a whole, (iii) indebtedness owing by any wholly-owned Company Subsidiary to the Company or any other wholly-owned Company Subsidiary, (iv) indebtedness incurred to refinance any existing indebtedness in an amount not to exceed, and on terms no less favorable in the aggregate than, such existing indebtedness and (v) ordinary advances to employees for expenses;

(g) grant any Lien in any of its material assets to secure any indebtedness for borrowed money, except in connection with indebtedness permitted under Section 6.1.1(f);

(h) enter into any new line of business outside of its existing business segments that is material to the Company and the Company Subsidiaries, taken as a whole;

(i) adopt or amend any material Company Benefit Plan, increase in any material manner the compensation or fringe benefits of any director, officer or employee of the Company or pay any material benefit not provided for by any existing Company Benefit Plan, in each case except (i) as reasonably necessary to comply with applicable Law, (ii) in the ordinary course of business (including to address the requirements of written agreements or Contracts of the Company or any Company Subsidiary in existence on the date hereof), (iii) in connection with entering into or extending any offer letters or employment or other compensatory agreements with individuals other than executive officers (as such term is defined in Rule 3b-7 of the Exchange Act) or directors of the Company or any Company Subsidiary in the customary and ordinary course of business consistent with past practice, (iv) in connection with entering into any retention agreements or programs determined by the Company Board (or, if appropriate, any committee thereof) to be reasonably necessary in order to maintain its business operations prior to, and extending through, the Effective Time for the benefit of individuals other than executive officers (as such term is defined in Rule 3b-7 of the Exchange Act); provided that any payments thereunder shall not exceed $2,000,000 in the aggregate, (v) general salary increases in the ordinary course of business, (vi) the termination or amendment of any Company Benefit Plan that may be subject to Code Section 409A consistent with Code Section 409A and any guidance issued thereunder and (vii) that do not materially increase the cost to the Company or any Company Subsidiary of maintaining the applicable Benefit Plan;

(j) pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, contingent or otherwise), other than (i) performance of contractual obligations in accordance with their terms, (ii) payment, discharge, settlement or satisfaction in the ordinary course of business or (iii) payment, discharge, settlement or satisfaction in accordance with their terms, of claims, liabilities or obligations that have been (A) disclosed in the most recent Company Financial Statements (or the notes thereto) included in the Company SEC Filings filed prior to the date hereof or contemplated by documents made available to Parent prior to the date hereof or (B) incurred since the date of such financial statements in the ordinary course of business;

(k) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary (other than the Merger or among wholly-owned Subsidiaries); or

(l) knowingly commit or agree to take any of the actions described in Sections 6.1.1(a) through 6.1.1(k) above or any action which would reasonably be expected to result in any of the conditions to the Merger set forth in Article 7 not being satisfied.

Section 6.1.2 Conduct of Business of Parent and Merger Sub. Each of Parent and Merger Sub agrees that, between the date of this Agreement and the Effective Time, it shall not, and it shall cause its Subsidiaries not to, directly or indirectly, take any action that would, or would reasonably be expected to, individually or in the aggregate, materially delay or impede the consummation of the Merger or the other transactions contemplated hereby (including the consummation of the financing contemplated by the Debt Commitment Letters).

Section 6.1.3 No Control of Other Party’s Business. Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or any Company Subsidiary’s operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or Merger Sub’s operations prior to the Effective Time. Prior to the Effective Time, each of the Company, Parent and Merger Sub shall exercise, consistent with the terms and conditions of this Agreement, complete and independent control and supervision over its and its Subsidiaries’ respective operations.

Section 6.2 Proxy Statement; Company Shareholders’ Meeting.

Section 6.2.1 Proxy Statement. Subject to the terms and conditions of this Agreement, as promptly as reasonably practicable after the date hereof, the Company shall prepare and file with the SEC a proxy statement to be sent to the holders of shares of Company Common Stock in connection with the Company Shareholders’ Meeting (together with any amendments thereof or supplements thereto, the “Proxy Statement”). The Company, after consultation with Parent, will use reasonable best efforts to respond promptly to any comments made by the SEC with respect to the Proxy Statement. Parent and Merger Sub shall furnish all information as the Company may reasonably request (or as may be required to be included in the Proxy Statement) in connection with such actions and the preparation of the Proxy Statement. Subject to the terms and conditions of this Agreement, as promptly as reasonably practicable after the clearance of the Proxy Statement by the SEC, the Company shall mail the Proxy Statement to the holders of shares of Company Common Stock. Subject to and without limiting the rights of the Company Board pursuant to Section 6.4.2, the Proxy Statement shall include the Company Recommendation. The Company will advise Parent, as promptly as reasonably practicable, after it receives notice thereof, of any request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time, any information, event or circumstance relating to any Party hereto, or their respective officers, directors, Affiliates or

Representatives, should be discovered by any Party hereto which should be set forth in an amendment or a supplement to the Proxy Statement so that the Proxy Statement does not contain any untrue statement of material fact, or omit to state any material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party discovering such information, event or circumstance shall promptly inform the other Parties hereto and, to the extent required by Law, an appropriate amendment or supplement describing such information, event or circumstance shall be promptly prepared and filed by the Company with the SEC and, if required, disseminated to the holders of shares of Company Common Stock.

Section 6.2.2 Company Shareholders’ Meeting. Subject to Section 6.4, the Company shall call and hold a meeting of the holders of Company Common Stock (the “Company Shareholders’ Meeting”) as promptly as reasonably practicable following the date on which the Proxy Statement is cleared by the SEC (but taking into account any advance notice or other requirements under applicable Law) for the purpose of obtaining the Shareholder Approval.

Section 6.3 Access to Information; Confidentiality.

Section 6.3.1 Access to Information. Subject to Section 6.3.2, from the date of this Agreement to the Effective Time or the earlier termination of this Agreement pursuant to Section 8.1, the Company shall, and shall instruct each Company Subsidiary and each of its and their respective directors, officers, employees, accountants, consultants, legal counsel, advisors, and agents and other representatives (collectively, “Company Representatives”) to: (a) provide to Parent and Merger Sub and each of their respective officers, directors, employees, accountants, consultants, legal counsel, advisors, agents and other representatives (collectively, “Parent Representatives,” and, each, together with each of the Company Representatives, a “Representative”) access at reasonable times and upon reasonable prior notice to the Company, to the officers, employees, agents, properties, offices and other facilities of the Company or Company Subsidiaries and to the books and records thereof and (b) furnish, or cause to be furnished, such reasonably available information concerning the business, properties, Contracts, assets, liabilities, personnel and other aspects of the Company and the Company Subsidiaries as Parent, Merger Sub or the Parent Representatives may reasonably request. Notwithstanding the foregoing, neither the Company nor any Company Subsidiary shall be required to provide access to or disclose information where such access or disclosure would (a) interfere in any significant manner with the operation or business of the Company or any Company Subsidiary, (b) jeopardize the attorney-client privilege of the Company or any Company Subsidiary or (c) contravene any Law, binding Contract to which the Company or any Company Subsidiary is party or any privacy policy applicable to the Company’s or any Company Subsidiary’s customer information.

Section 6.3.2 Confidentiality and Restrictions. With respect to any information disclosed or provided by the Company, any Company Subsidiary or any Company Representative to Parent, Merger Sub or any Parent Representative pursuant to, or in accordance with, this Agreement, Parent and Merger Sub shall comply with, and shall cause the Parent Representatives and other Subsidiaries of Parent to comply with, that certain confidentiality letter agreement, dated as of May 10, 2007, between the Company and Parent (as such agreement may be amended from time to time, the “Confidentiality Agreement”). The Confidentiality Agreement shall survive any termination of this Agreement.

Section 6.4 No Solicitation of Transactions.

Section 6.4.1 Limitations on Solicitation. The Company shall, and shall cause each Company Subsidiary, and shall instruct the Company Representatives to, immediately cease and cause to be terminated any discussions or negotiations with any Third Parties (other than the Parent Representatives) that may be ongoing as of the date hereof with respect to a Takeover Proposal. The Company shall not, and shall cause each Company Subsidiary and shall instruct the Company Representatives not to, (a) directly or indirectly solicit, initiate, or knowingly encourage any Takeover Proposal, (b) enter into any agreement or agreement in principle with respect to a Takeover Proposal or (c) engage in any negotiations or discussions regarding, or furnish or disclose to any Third Party any information with respect to, any Takeover Proposal; provided, however, that at any time prior to obtaining the Shareholder Approval, in response to a bona fide Takeover Proposal received by the Company after the date hereof that was not solicited in violation of this Section 6.4.1 and that the Company Board determines in good faith (after consultation with its outside legal counsel and financial advisors) constitutes, or could reasonably be expected to lead to, a Superior Proposal and after the Company gives Parent written notice of its intention to do so, the Company may, subject to compliance with Section 6.4.2, (x) provide access to its and the Company Subsidiaries’ properties, Contracts, personnel, books and records and furnish information, data and/or draft agreements with respect to the Company and the Company Subsidiaries to the extent Parent, Merger Sub or the Parent Representatives had the right to such access to the Person making such Takeover Proposal (and its officers, directors, employees, accountants, consultants, legal counsel, advisors, agents and other representatives) if the Company Board receives from such Person a customary confidentiality agreement and (y) participate in discussions or negotiations with the Person making such Takeover Proposal (and its officers, directors, employees, accountants, consultants, legal counsel, advisors, agents and other representatives) regarding such Takeover Proposal.

Section 6.4.2 Company Adverse Recommendation Change. Notwithstanding any provision of this Section 6.4 or Section 6.2 to the contrary, the Company Board may (a) withdraw (or not continue to make) or modify, or publicly propose to withdraw (or not continue to make) or modify, the Company Recommendation, (b) approve, recommend or adopt, or publicly propose to approve, recommend or adopt, a Superior Proposal (any action described in the foregoing clause (a) or this clause (b), a “Company Adverse Recommendation Change”) and/or (c) enter into an agreement regarding a Superior Proposal, if (w) in the case of an action described in clause (a), clause (b) or clause (c) above, the Company Board has determined in good faith (after consultation with its outside legal counsel) that the failure to take such action is reasonably likely to be inconsistent with the fiduciary duties of the members of the Company Board to the holders of shares of Company Common Stock under applicable Law, (x) in the case of the Company Board’s withdrawal or modification of the Company Recommendation, the Company has given Parent prior notice of its intention to take such action, (y) in the case of an action described in clause (b) or clause (c) above, (A) the Company has given Parent two Business Days’ prior written notice of its intention to take such action and (B) the Company Board shall have considered in good faith (after consultation with its outside legal counsel and financial advisors) any changes or revisions to this Agreement proposed in writing by Parent and shall not have determined in good faith (after consultation with its outside legal counsel and financial advisors) that the Superior Proposal would no longer constitute a Superior Proposal if such changes were to be given effect and (C) the Company has complied in all material respects with its obligations under this Section 6.4 and (z) in the case of an action described in clause (c) above, the Company shall have terminated this Agreement in accordance with the provisions of Section 8.1(c)(ii) hereof and (provided that neither Parent nor Merger Sub is in material default hereunder) the Company pays Parent the Company Termination Fee and the Parent Expenses in accordance with Section 8.4.1.

Section 6.4.3 Notice. The Company shall promptly (and in any event within twenty-four (24) hours) advise Parent of the Company’s receipt of any bona fide Takeover Proposal and the material terms thereof and promptly keep Parent informed of the status thereof including any material change to the terms of any Takeover Proposal. Following determination by the Company Board that a Takeover Proposal constitutes a Superior Proposal pursuant to Section 6.4.2, the Company shall deliver to Parent a written notice advising it that the Company Board has made such determination and specifying the material terms of such Superior Proposal.

Section 6.4.4 Rule 14d-9, Etc. Notwithstanding anything to the contrary contained herein, nothing in this Section 6.4 shall prohibit or restrict the Company or the Company Board from (a) taking and/or disclosing to the shareholders of the Company a position contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act or (b) making any disclosure to the shareholders of the Company if, in the good faith judgment of the Company Board, such disclosure would be reasonably necessary under applicable Law (including Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act); provided, however, that in no event shall this Section 6.4.4 affect the obligations of the Company specified in Section 6.4.2.

Section 6.5 Further Action; Reasonable Best Efforts.

Section 6.5.1 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, including Section 6.4, each Party shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Merger and the other transactions contemplated hereby, including using reasonable best efforts to accomplish the following: (a) preparing and filing as soon as practicable (but in no event later than 15 Business Days after the date of this Agreement in respect of any such filings required in connection with the HSR Act) all forms, registrations and notices relating to antitrust, competition, trade or other regulatory matters that are required by applicable Law to be filed in order to consummate the Merger and the other transactions contemplated hereby and the taking of such actions as are reasonably necessary to obtain any requisite approvals, consents, Orders, exemptions or waivers by, or to avoid an action or proceeding by, a Governmental Entity relating to antitrust, competition, trade or other regulatory matters (collectively, “Regulatory Approvals”), including (i) filings pursuant to the HSR Act, with the United States Federal Trade Commission (“FTC”) and with the Antitrust Division of the United States Department of Justice (“Antitrust Division”)

and (ii) preparing and filing, as soon as practicable, any form or report required by any other Governmental Entity relating to any Regulatory Approval, (b) subject to Section 6.5.6, taking all actions necessary to cause all conditions set forth in Article 7 (including the prompt termination of any waiting period under the HSR Act (including any extension of the initial 30-day waiting period thereunder)) to be satisfied as soon as practicable, (c) defending any lawsuits or other legal, regulatory or other proceedings to which it is a party challenging or affecting this Agreement or the consummation of the Merger and the other transactions contemplated hereby and (d) executing and delivering any additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement.

Section 6.5.2 Information. Each Party shall furnish all information required to be included in any application or other filing to be made pursuant to the rules and regulations of any Governmental Entity in connection with the Merger and the other transactions contemplated hereby. Subject to applicable Law, Parent and the Company shall have the right to review in advance, and, to the extent reasonably practicable, each will consult the other on, all the information relating to the other and each of their respective Subsidiaries and Affiliates that appears in any filing made with, or written materials submitted to, any Governmental Entity in connection with the Merger and the other transactions contemplated hereby.

Section 6.5.3 Regulatory Matters. Each Party shall, subject to Section 6.5.4 below, respond as promptly as reasonably practicable to any inquiries received from the FTC or the Antitrust Division and to all inquiries and requests received from any State Attorney General or other Governmental Entity in connection with Regulatory Approvals and antitrust matters. Without Parent’s consent, none of the Company or any of its Affiliates shall (a) extend any waiting period or agree to refile under the HSR Act or (b) enter into any agreement with the FTC or the Antitrust Division agreeing to suspend consummation of the Merger and the transactions contemplated by this Agreement.

Section 6.5.4 Other Regulatory Matters. In connection with this Agreement, the Merger or the other transactions contemplated hereby and without limiting the foregoing, each Party shall, subject to applicable Law and except as prohibited by any applicable representative of any applicable Governmental Entity: (a) promptly notify the other Parties of any written communication to that Party from the FTC, the Antitrust Division, any State Attorney General or any other Governmental Entity, including regulatory authorities, and permit the other Parties to review in advance (and to consider any comments made by the other Parties in relation to) any proposed written communication to any of the foregoing, (b) not participate in or agree to participate in any substantive meeting or discussion with any Governmental Entity in respect of any filings, investigation or inquiry concerning this Agreement, the Merger or the other transactions contemplated hereby unless it consults with the other Parties in advance and, to the extent permitted by such Governmental Entity, gives the other Parties the opportunity to attend and participate thereat and (c) furnish the other Parties with copies of all correspondence, filings, and written communications (and memoranda setting forth the substance thereof) between them and its Affiliates and their respective Representatives on the one hand, and any Governmental Entity, including any regulatory authority, or members or their respective staffs on the other hand, with respect to this Agreement, the Merger and the other transactions contemplated hereby.

Section 6.5.5. Consents and Approvals. Subject to Sections 6.5.3, 6.5.4, and 6.5.6, each of Parent and Company shall use, and shall cause its respective Affiliates to use, its reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement. In connection therewith and subject to Sections 6.5.3, 6.5.4, and 6.5.6, if any proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as inconsistent with or violative of any Law, each of Parent and Company shall cooperate, and shall cause its respective Affiliates to cooperate, with the other Party with respect to such objection and use its reasonable best efforts to vigorously contest and resist (by negotiation, litigation or otherwise) any action or proceeding related thereto, including any administrative or judicial action, and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, delays or restricts consummation of the transactions contemplated by this Agreement, including by vigorously pursuing all available avenues of administrative and judicial appeal. Subject to Sections 6.5.3, 6.5.4 and 6.5.6, Parent and Company shall each use, and cause its respective Affiliates to use, its reasonable best efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or any other antitrust laws with respect to the transactions contemplated hereby as promptly as possible after the execution of this Agreement.

Section 6.5.6. No Burdensome Condition. Notwithstanding anything to the contrary in this Agreement, (i) nothing in this Agreement shall be deemed to require Parent, the Company or any of their respective Affiliates to agree to or take any action that would result in any Burdensome Condition, and (ii) without the consent of Parent, the Company and its Affiliates shall not agree to take or take any action that would result in any Burdensome Condition. For purposes of this Agreement, a “Burdensome Condition” shall mean making proposals, executing or carrying out agreements (including consent decrees) or submitting to laws (i) providing for the license, sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Parent or the Company or any of their respective Affiliates or the sale of any voting securities of Parent, the Company or any of their respective Affiliates, (ii) imposing or seeking to impose any limitation on the ability of Parent or the Company or any of their respective Affiliates to conduct their respective businesses or own such assets or to acquire, hold or exercise full rights of ownership of the businesses of Parent, the Company or any of their respective Affiliates, or (iii) which require the incurrence of any financial obligation or the payment of any consideration, that, in the case of any of clause (i), (ii) or (iii) of this sentence, individually or in the aggregate, would reasonably be expected to result in (A) a material adverse effect on the expected benefits from the transaction contemplated by this Agreement or (B) a material adverse effect on (x) Parent and its Subsidiaries, taken as a whole, or (y) the Company and its Subsidiaries, taken as a whole.

Section 6.6 Certain Notices. From and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement pursuant to Section 8.1, the Company shall give prompt written notice to Parent, and Parent shall give prompt written notice to the Company, of (a) any material notice or other material communication received by such Party from any Governmental Entity in connection with this Agreement, the Merger or the other transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with this Agreement, the Merger or the other transactions contemplated hereby, (b) any material claims, actions, suits, proceedings or investigations commenced or, to such Party’s knowledge, threatened against, relating to or involving or otherwise affecting such Party or any of its Subsidiaries which relate to this Agreement, the Merger or the other transactions contemplated hereby and (c) any fact, event or circumstance known to such Party that would cause or constitute, or would reasonably be expected to cause or constitute, a breach in any material respect of such Party’s representations, warranties, covenants or agreements contained herein or would prevent, delay or impede, or would reasonably be expected to prevent, delay or impede, the consummation of the Merger or any other transaction contemplated by this Agreement; provided, however, that the delivery of any notice pursuant to this Section 6.6 shall not limit or otherwise affect any remedies available to the Party receiving such notice or prevent or cure any misrepresentations, breach of warranty or breach of covenant or failure to satisfy the conditions to the obligations of the Parties under this Agreement. This Section 6.6 shall not constitute a covenant or agreement for purposes of Sections 7.2.2 or 7.3.2.

Section 6.7 Public Announcements. The initial press release with respect to this Agreement, the Merger and the other transactions contemplated hereby shall be a joint release mutually agreed upon by the Company and Parent. Thereafter, none of the Parties shall (and each of the Parties shall cause its Representatives not to) issue any press release or make any public announcement concerning this Agreement, the Merger or the other transactions contemplated hereby without obtaining the prior written consent of (a) the Company, in the event the disclosing party is Parent, Merger Sub, or any Parent Representative or (b) Parent, in the event the disclosing party is the Company, any Company Subsidiary or any Company Representative, in each case, with such consent not to be unreasonably conditioned, delayed or withheld; provided, however, that if a Party determines, based upon advice of counsel, that a press release or public announcement is required by, or reasonably necessary in order to comply with, applicable Law (or required by, or reasonably necessary in order to comply with, the rules or regulations of NASDAQ), such Party may make such press release or public announcement, in which case the disclosing Party shall use its reasonable best efforts to provide the other Parties reasonable time to comment on such release or announcement in advance of such issuance.

Section 6.8 Employee Matters.

Section 6.8.1 Obligations with Respect to Continuing Employees. Parent hereby agrees that, for the period immediately following the Effective Time through and including the 18-month anniversary of the Effective Time, it shall, or it shall cause the Surviving Corporation and its Subsidiaries to, provide for such period (up to 18 months) as they may continue to be employed (a) a level of base salary and wages to each Person who is employed by the Company or any Company Subsidiary as of the Effective Time (including Persons on disability or leave of absence, whether paid or unpaid) (each such Person, a “Continuing Employee”) and (b) Benefit Plans for the benefit or welfare of any Continuing Employee, whether maintained by Parent, the Surviving Corporation or any of their Subsidiaries (each such plan, a “Surviving Corporation Benefit Plan”), that are no less favorable in the aggregate to the base salary, wages and benefits (except with respect to equity-based compensation) provided to the Continuing Employees immediately prior to the Effective Time; provided, however, that this provision shall not require Parent, the Surviving Corporation or their Subsidiaries to provide any severance benefits during such 18-month period that are more favorable than those maintained by the Company or any Company Subsidiary immediately prior to the Effective Time. From and after the Effective Time, Parent shall, or it shall cause the Surviving Corporation and its

Subsidiaries to, honor in accordance with their terms (including terms which provide for amendment or termination) all Contracts, agreements, arrangements, programs, policies, plans and commitments of the Company and the Company Subsidiaries, as in effect immediately prior to the Effective Time, that are applicable to any current or former employees or directors of the Company or any Company Subsidiary, including the change in control agreements, severance plans and policies and indemnification agreements adopted by the Company Board (or any committee thereof). Nothing herein shall be deemed to be a guarantee of employment for any Continuing Employee, or to restrict the right of the Surviving Corporation or its Subsidiaries to terminate any Continuing Employee. No later than five Business Days prior to the Effective Time, Parent shall provide written notice to the Company with respect to whether it intends to terminate the employment of any Person who is employed by the Company at the level of director or above at such date without “Cause” or to take any action which would constitute “Good Reason” with respect to each such Person (as such terms are defined in the Company’s Change-in-Control Agreement with such Person).

Section 6.8.2 Credit for Service. Continuing Employees shall receive credit for all purposes (including for purposes of eligibility to participate, vesting, benefit accrual and eligibility to receive benefits) under any Surviving Corporation Benefit Plan under which each Continuing Employee may be eligible to participate on or after the Effective Time to the same extent recognized by the Company or any of the Company Subsidiaries under comparable Company Benefit Plans immediately prior to the Effective Time; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit.

Section 6.8.3 Welfare Plans. With respect to any Surviving Corporation Benefit Plan that is a welfare benefit plan, program or arrangement (a “Purchaser Welfare Benefit Plan”) and in which a Continuing Employee may be eligible to participate on or after the Effective Time, Parent shall, or it shall cause the Surviving Corporation and its Subsidiaries to, (a) waive, or use reasonable efforts to cause its insurance carrier to waive, all limitations as to pre-existing, waiting period or actively-at-work conditions, if any, with respect to participation and coverage requirements applicable to each Continuing Employee under such Purchaser Welfare Benefit Plan to the same extent waived under a comparable Company Benefit Plan and (b) provide credit to each Continuing Employee (and such Continuing Employee’s beneficiaries) for any co-payments, deductibles and out-of-pocket expenses paid by such Continuing Employee (and such Continuing Employee’s beneficiaries) under the comparable Company Benefit Plan during the relevant plan year, up to and including the Effective Time.

Section 6.9 Indemnification of Directors and Officers.

Section 6.9.1 Continuation of Protection. The Articles of Incorporation and Bylaws of the Surviving Corporation and the comparable organizational or governing documents of its Subsidiaries shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of former or present directors, officers, employees and agents than are set forth in the Company Certificate and the Company Bylaws (or the equivalent organizational or governing documents of the relevant Company Subsidiary) as in effect on the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of any such Persons, except to the extent, if any, that such amendment, repeal or modification is required by applicable Law; provided, however, that in the event any claim is asserted against any Person entitled to the protections of such provisions within such six year period, such provisions shall not be modified until the final disposition of any such claim.

Section 6.9.2 The Indemnified Parties. From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify and hold harmless, to the fullest extent permitted under applicable Law, and, without limiting the foregoing, as required pursuant to any indemnity agreements of the Company or any Company Subsidiary, each present and former director or officer of the Company and each Company Subsidiary (collectively, the “Indemnified Parties”) against any costs or expenses (including attorneys’ fees and expenses), judgments, inquiries, fines, losses, claims, settlements, damages or liabilities incurred in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to (a) the fact that the Indemnified Party is or was an officer or director of the Company or any Company Subsidiary and (b) any and all matters pending, existing or occurring at or prior to the Effective Time (including this Agreement, the Merger and the other transactions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time. In the event of any such claim, action, suit, proceeding or investigation, (a) each Indemnified Party will be entitled to advancement of expenses (including attorneys’ fees) incurred in the defense of such claim, action, suit proceeding or investigation from Parent or the Surviving Corporation within 15 Business Days of receipt by Parent of a written request for such advance; provided, that any Person to whom expenses are advanced provides an undertaking, consistent with the practices of the Company prior to the Effective Time, to repay such advances if it is ultimately determined that such Person is not entitled to indemnification, (b) neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any actual or threatened claim, action, suit, proceeding, or investigation in which indemnification could be sought by such Indemnified Party hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such claim, action, suit, proceeding or investigation or such Indemnified Party otherwise consents to such settlement or compromise or the entry of such judgment and (c) the Surviving Corporation shall cooperate in the defense of any such matter with any Indemnified Parties affected thereby and their respective representatives (including their attorneys).

Section 6.9.3 D&O Insurance. At or prior to the Effective Time, the Company shall purchase a six year prepaid (or “tail”) policy that is no less favorable in terms of amount, terms and conditions of coverage than those contained in the current policies of directors’ and officers’ liability insurance maintained by the Company and the Company Subsidiaries (the “D&O Insurance”) and in effect on the date of this Agreement.

Section 6.9.4 Successors. If Parent or the Surviving Corporation or any of their respective successors or assigns shall (a) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (b) transfer all or substantially all of its properties and assets to any Person, then, in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation (or acquirer of such assets), as the case may be, shall assume all of the obligations of Parent or the Surviving Corporation set forth in this Section 6.9.

Section 6.9.5 Supplementary Rights. The rights of each Indemnified Party under this Section 6.9 shall be in addition to any right such Person might have under the Company Certificate and the Company Bylaws, the Articles of Incorporation and the Bylaws of the Surviving Corporation or any comparable organizational or governing documents of their respective Subsidiaries, or under any agreement of any Indemnified Party with the Company, the Surviving Corporation or any of their respective Subsidiaries. The provisions of this Section 6.9 shall survive the consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and representatives.

Section 6.10 State Takeover Statutes. If any state takeover statute or similar statute becomes applicable to this Agreement (including the Merger and the other transactions contemplated hereby), each of Parent, Merger Sub, the Company and their respective Boards of Directors shall take all reasonable action necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated hereby or otherwise act to eliminate or minimize the effect of such statute or regulation on this Agreement or the transactions contemplated hereby.

Section 6.11 Section 16 Matters. Prior to the Effective Time, the Company shall, and shall be permitted to, take all such steps as may reasonably be necessary to cause the transactions contemplated by this Agreement, including any dispositions of shares of Company Common Stock (including any derivative securities with respect to such shares of Company Common Stock) by each Person who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.12 Financing. Each of Parent and Merger Sub shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to arrange, and close concurrently with the Closing, debt financing on terms and conditions described in the Debt Commitment Letters and/or any Alternative Financing (as defined below) (including obtaining rating agency approvals, maintaining in effect the Debt Commitment Letters, satisfying on a timely basis all conditions applicable to Parent and Merger Sub to obtaining the financing contemplated by the Debt Commitment Letters, negotiating and entering into definitive agreements with respect to the Debt Commitment Letters on terms and conditions contained therein or with respect to any Alternative Financing, satisfying all conditions applicable to Parent and Merger Sub in such definitive agreements that are within their respective control and, if necessary, borrowing pursuant to the Debt Commitment Letters in the event any “flex” provisions are exercised). Parent shall keep the Company Board informed on a reasonably current basis in reasonable detail of the status of its efforts to comply with the terms of, and satisfy the conditions contemplated by, the Debt Commitment Letters in accordance with this Section 6.12 and shall not, and shall not permit Merger Sub to, agree or permit any amendment, supplement or other modification to be made to, or any waiver of any provision or remedy under, the Debt Commitment Letters without obtaining the prior written consent of the Company Board if such amendment, supplement or other modification could reasonably be expected to impair, delay or prevent consummation of the Debt Financing. Parent shall give the Company Board prompt notice of any material breach by any party to the Debt Commitment Letters, any termination of any of the Debt Commitment Letters or any other circumstance, event or condition that would reasonably be likely to prevent, delay or impede the consummation of the financing contemplated by the Debt Commitment Letters, to the extent it becomes aware of such breach, termination, circumstance, event or condition. Parent shall not, and shall not permit any of its Affiliates to, without the prior written consent of the Company, take or fail to take any action or enter into any transaction, including any merger, acquisition, joint venture, disposition, contract or debt or equity financing, that could reasonably be expected to materially breach or make materially untrue any representation or warranty contained in the Debt Commitment Letters or otherwise impair, delay or prevent consummation of the Debt Financing (or, if applicable, of any Alternative Financing). In the event that all or any portion of the financing contemplated by the Debt Commitment Letters becomes unavailable on the terms and conditions set forth in the Debt Commitment Letters, Parent shall use its reasonable best efforts to arrange, or if Parent is able to arrange debt financing in amounts sufficient to fund the transactions contemplated hereby on terms and conditions more favorable to Parent than those contained in the Debt Commitment Letters, Parent may arrange, in each case as promptly as practicable following the occurrence of such event and after giving the Company prior written notice, alternative financing from alternative sources in an amount sufficient to consummate the transactions contemplated by this Agreement on terms that are no less beneficial to Parent or Merger Sub (including with respect to conditionality) and on terms that would not reasonably be expected to prevent, delay or impede the consummation of any remaining financing contemplated by the Debt Commitment Letters or the transactions contemplated by this Agreement (the “Alternative Financing”). For the avoidance of doubt, if the financing provided for by the Debt Commitment Letters has not been or cannot be obtained, Parent and Merger Sub shall continue to be obligated to consummate the Merger on the terms contemplated by this Agreement and subject only to the satisfaction or waiver of the conditions set forth in Sections 7.1 and 7.2 of this Agreement (other than those conditions that by their nature will not be satisfied until the Closing) and to Parent’s rights under Section 8.1, regardless of whether Parent and Merger Sub have complied with all of their other obligations under this Agreement (including their obligations under this Section 6.12).

Section 6.13 Cooperation in Securing Financing. From the date of this Agreement until the Closing Date, the Company shall, and shall cause each Company Subsidiary to, use its reasonable best efforts to provide such cooperation as may be reasonably requested by Parent (provided that such requested cooperation does not interfere in any significant respect with the ongoing operations of the Company or any Company Subsidiary) in connection with obtaining the financing contemplated by the Debt Commitment Letters (or commitments for any Alternative Financing obtained in accordance with Section 6.12), including (a) participation in meetings, presentations, due diligence sessions and sessions with rating agencies, (b) assistance with the preparation of rating agency presentations, confidential information memoranda and similar marketing documents required in connection with the debt financing contemplated by the Debt Commitment Letters, (c) facilitating the pledging of collateral and execution and delivery of definitive financing documents and other deliverables contemplated by the Debt Commitment Letters; provided that no obligation of the Company or any Company Subsidiary under any such pledge or document shall be effective until the Effective Time and (d) using its reasonable best efforts to obtain customary legal opinions and other customary documentation and items contemplated by the Debt Commitment Letters; provided, however, that notwithstanding the foregoing, (w) no officer, director or employee of the Company or any Company Subsidiary shall be required to execute any documents, including any registration statement to be filed with the SEC, any pledge or security documents or any other definitive financing documents prior to the Effective Time, (x) neither the Company nor any Company Subsidiary shall be required to pay any commitment or other similar fee or incur any other liability in connection with the financing contemplated by the Debt Commitment Letters prior to the Effective Time, (y) neither the Company nor any Company Subsidiary shall be required to issue any private placement memoranda or prospectus (and no such private placement memoranda or prospectus shall reflect the Company or any Company Subsidiary as the issuer) and (z) none of the Company nor any Company Subsidiary shall be required to indemnify any Person in connection with the financing contemplated by the Debt Commitment Letters. Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs, fees and expenses incurred by the Company or any Company Subsidiary in connection with such cooperation. Parent and Merger Sub shall, on a joint and several basis, indemnify and hold harmless the Company, each Company Subsidiary and the Company Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the financing contemplated by the Debt Commitment Letters and any information utilized in connection therewith; provided that such indemnity shall not, as to any such indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the fraud or willful misconduct of such indemnitee. Notwithstanding anything to the contrary contained in this Agreement, the closing condition set forth in Section 7.2.2 of this Agreement, as it applies to the Company’s obligations under this Section 6.13, shall be deemed satisfied unless the financing contemplated by the Debt Commitment Letters has not been obtained as a result of the Company’s willful and material breach of its obligations under this Section 6.13.

Section 6.14 Parent’s Board. Prior to the Effective Time, Parent shall (a) designate two Company Directors to serve as directors of Parent, effective as of the Effective Time, and upon receipt of such notice, Parent shall take all such actions as may be necessary to (i) cause the number of directors comprising Parent’s Board of Directors as of the Effective Time to be sufficient to permit such Company Directors to be appointed directors of Parent as of the Effective Time and (ii) appoint such Company Directors as directors of Parent as of the Effective Time, and (b) designate any or all Company Directors not designated by the Company to serve as directors of Parent pursuant to clause (a) of this Section 6.14 to serve as members of an advisory board to advise the board of directors of Parent regarding transition issues for a period of three years following the Effective Time (the “Advisory Board”), and upon receipt of such notice, Parent shall take all such actions as may be necessary to (i) establish the Advisory Board and (ii) appoint such Company Director(s) to the Advisory Board. “Company Directors” shall mean all Persons who, as of the date of this Agreement, are members of the Company Board.

Article 7.

Closing Conditions

Section 7.1 Conditions to Obligations of Each Party Under This Agreement. The respective obligations of each Party to effect the Merger and the other transactions contemplated hereby shall be subject to the satisfaction, or waiver, at or prior to the Closing Date, of the following conditions:

Section 7.1.1 Shareholder Approval. The Shareholder Approval shall have been obtained.

Section 7.1.2 HSR Act. All filing and waiting periods applicable (including any extensions thereof) to the consummation of the Merger under the HSR Act shall have expired or been terminated.

Section 7.1.3 No Injunctions or Restraints. No Law or Order issued by any court or other Governmental Entity of competent jurisdiction preventing the consummation of the Merger or any other transaction contemplated by this Agreement shall be in effect; provided, however, that the right to assert that this condition has not been satisfied shall not be available to any Party who has not used its reasonable best efforts to resist, appeal, obtain consent under, resolve or lift, as applicable, such Law or Order or who has not complied in all material respects with its obligations under Section 6.5.

Section 7.2 Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger and the other transactions contemplated hereby are also subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by Parent in accordance with Section 8.6.

Section 7.2.1 Representations and Warranties. The representations and warranties of the Company set forth in Article 4 (disregarding for these purposes any exception in such representations and warranties relating to materiality or a Company Material Adverse Effect) shall be true and correct as of the Closing Date as if made at and as of the Closing Date (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date), except for such failures to be true and correct which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 7.2.2 Agreements and Covenants. The Company shall have performed or complied in all material respects with all material agreements and covenants required by this Agreement to be performed or complied with by the Company on or prior to the Closing Date.

Section 7.2.3 Officer’s Certificate. Parent shall have received a certificate of an officer of the Company confirming the satisfaction of the conditions set forth in Sections 7.2.1 and 7.2.2.

Section 7.3 Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger and the other transactions contemplated hereby are also subject to the satisfaction of the following conditions, any one of which may be waived in writing by the Company in accordance with Section 8.6.

Section 7.3.1 Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in Article 5 (disregarding for these purposes any exception in such representations and warranties relating to materiality) shall be true and correct as of the Closing Date as if made at and as of the Closing Date (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date), except for such failures to be true and correct which do not, individually or in the aggregate, have a material adverse effect on the ability of Parent or Merger Sub to perform its obligations hereunder or which would not prevent or materially delay, impede, interfere with, or hinder the consummation of the Merger.

Section 7.3.2 Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all material agreements and covenants required by this Agreement to be performed or complied with by Parent and/or Merger Sub, as applicable, on or prior to the Closing Date.

Section 7.3.3 Officer’s Certificate. The Company shall have received a certificate of an officer of Parent confirming the satisfaction of the conditions set forth in Sections 7.3.1 and 7.3.2.

Section 7.3.4 Closing Payments. Parent will make (or cause to be made) the payments required to be made pursuant to Article 3.

Section 7.4 Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Article 7 to be satisfied if such failure was caused by such Party’s failure to act in good faith to comply with this Agreement or use its reasonable best efforts to consummate and make effective the transactions provided for herein, including the financing contemplated by the Debt Commitment Letters.

Article 8.

Termination, Amendment and Waiver

Section 8.1 Termination. This Agreement may be terminated, and the Merger contemplated hereby may be abandoned, at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating Party, whether before or after the Shareholder Approval:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company:

(i) if the Shareholder Approval is not obtained at the Company Shareholders’ Meeting or any adjournment or postponement thereof at which adoption of this Agreement is voted upon; provided that the Company’s right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to the Company if the Company has not complied in all material respects with its obligations under Section 6.4;

(ii) if the Merger shall not have been consummated by the date that is six months from the date hereof (the “Outside Date”); provided, however, that if all of the conditions set forth in Article 7 have been satisfied as of the Outside Date or would be satisfied if the Closing Date were on the Outside Date other than the conditions set forth in Sections 7.1.2, 7.2.3, 7.3.1 (solely to the extent it would relate to the representations in the first sentence of Section 5.6.1 and Section 5.6.2 becoming untrue or incorrect solely as a result of the condition set forth in Section 7.1.2 not being satisfied by the Outside Date), 7.3.3 or 7.3.4, the Outside Date shall be automatically extended to the date that is nine months from the date hereof (the “Extended Outside Date”); provided, further, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to any Party if any action of such Party (including, in the case of Parent, Merger Sub) or the failure by any Party (including, in the case of Parent, Merger Sub) to perform any of its obligations under this Agreement has been the cause of, or resulted in, the failure of the Merger and the other transactions contemplated by this Agreement to be consummated on or before the Outside Date or the Extended Outside Date, as applicable; or

(iii) if (A) any Law prohibits or makes illegal the consummation of the Merger or (B) any Order of any Governmental Entity having competent jurisdiction is entered enjoining the Company, Parent or Merger Sub from consummating the Merger and such Order has become final and nonappealable, and, in either case, prior to termination pursuant to this Section 8.1(b)(iii), the Party terminating this Agreement shall have used its reasonable best efforts to resist, appeal, obtain consent under, resolve or lift, as applicable, the Law or Order and shall have complied in all material respects with its obligations under Section 6.5; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(iii) shall not be available to any Party if any action of such Party (including, in the case of Parent, Merger Sub) or the failure by any Party (including, in the case of Parent, Merger Sub) to perform any of its obligations under this Agreement has been the cause of, or resulted in, the imposition of any such Order or the failure of such Order to be resisted, resolved or lifted, as applicable;

(c) by the Company:

(i) if (A) Parent or Merger Sub shall have breached any of the covenants or agreements contained in this Agreement to be complied with by Parent or Merger Sub such that the closing condition set forth in Section 7.3.2 would not be satisfied or (B) there exists a breach of any representation or warranty of Parent or Merger Sub contained in this Agreement such that the closing condition set forth in Section 7.3.1 would not be satisfied, and, in the case of clause (A) or clause (B), such breach is incapable of being cured or, if capable of being cured, shall not have been cured prior to the earlier of (x) the Outside Date or the Extended Outside Date, as applicable, and (y) 30 Business Days after Parent or Merger Sub receives written notice of such breach from the Company; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(c)(i) if the Company is then in material breach of any of its covenants or agreements contained in this Agreement or there exists a breach of any representation or warranty of the Company such that the closing condition set forth in Section 7.2.1 would not be satisfied if the Closing Date were at the time of such termination; or

(ii) if, prior to the obtaining of the Shareholder Approval, (A) the Company Board has received a Superior Proposal, (B) the Company Board has determined in good faith (after consultation with its outside legal counsel) that the failure to accept such Superior Proposal is reasonably likely to be inconsistent with the fiduciary duties of the members of the Company Board to the holders of shares of Company Common Stock under applicable Law, (C) the Company has complied in all material respects with Section 6.4 and (D) the Company pays the Company Termination Fee and the Parent Expenses to Parent in accordance with Section 8.4; or

(d) by Parent:

(i) if (A) the Company shall have breached any of the covenants or agreements contained in this Agreement to be complied with by the Company such that the closing condition set forth in Section 7.2.2 would not be satisfied or (B) there exists a breach of any representation or warranty of the Company contained in this Agreement such that the closing condition set forth in Section 7.2.1 would not be satisfied, and, in the case of clause (A) or clause (B), such breach is incapable of being cured or, if capable of being cured, shall not have been cured prior to the earlier of (x) the Outside Date or the Extended Outside Date, as applicable, and (y) 30 Business Days after the Company receives written notice of such breach from Parent; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if Parent or Merger Sub is then in material breach of any of its covenants or agreements contained in this Agreement or there exists a breach of any representation or warranty of Parent or Merger Sub (other than the representations in the first sentence of Section 5.6.1 and Section 5.6.2, but only if such breach would result solely from (i) the condition set forth in Section 7.1.2 not being satisfied by such date or (ii) a breach by the Company of this Agreement of the type set forth in clause (A) or clause (B) above; provided that the foregoing shall not require Parent to cause the Debt Financing to be funded or to waive any such breach by the Company prior to terminating this Agreement pursuant to this Section 8.1(d)(i)) such that the closing condition set forth in Section 7.3.1 would not be satisfied if the Closing Date were at the time of such termination; or

(ii) if, prior to the obtaining of the Shareholder Approval, (A) a Company Adverse Recommendation Change shall have occurred, (B) the Company has failed to include the Company Recommendation in the Proxy Statement or (C) the Company Board approves, recommends or adopts, or publicly proposes to approve, recommend or adopt, a Takeover Proposal or approves or recommends that holders of Company Common Stock tender their shares of Company Common Stock in any tender offer or exchange offer that is a Takeover Proposal.

Section 8.2 Effect of Termination. Except as otherwise set forth in this Section 8.2, in the event of a termination of this Agreement by either the Company or Parent as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub or the Company hereunder; provided, however, that the provisions of this Section 8.2, Sections 6.3.2, 8.3, 8.4, 8.5 and Article 9 and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement; provided, further, that no Party shall be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement. In no event shall any Party be liable for punitive damages.

Section 8.3 Fees and Expenses. Except as otherwise expressly set forth in this Agreement, all fees and expenses incurred in connection herewith and the transactions contemplated hereby shall be paid by the Party incurring, or required to incur, such expenses, whether or not the Merger is consummated, except that Parent and the Company shall each bear and pay 50 percent of the costs and expenses incurred in connection with the filing, printing and mailing of the Proxy Statement (including any SEC filing fees).

Section 8.4 Company Termination Fee.

Section 8.4.1 Company Termination Fee. If this Agreement is terminated by the Company pursuant to Section 8.1(c)(ii) or by Parent pursuant to Section 8.1(d)(ii) and neither Parent nor Merger Sub is in material default under this Agreement at the time of such termination, then the Company shall pay to Parent (or as directed by Parent), by wire transfer of same day funds, (x) $30,000,000 (the “Company Termination Fee”) plus (y) all of Parent’s actual and reasonably documented out-of-pocket fees and expenses (including reasonable legal fees and expenses) incurred by Parent and its Affiliates in connection with the transactions contemplated by this Agreement in an amount up to but not greater than $1,400,000 (the “Parent Expenses”), in each case, as promptly as reasonably practicable (and, in any event, within two Business Days following such termination). If this Agreement is terminated by either the Company or Parent pursuant to Section 8.1(b)(i) and neither Parent nor Merger Sub is in material default of this Agreement at the time of such termination, then, in the event that, (a) at any time after the date of this Agreement and prior to the occurrence of the action or event that gave rise to Parent’s right to terminate pursuant to Section 8.1(b)(i), any Third Party shall have publicly made, proposed, communicated or disclosed an intention to make a bona fide Takeover Proposal, which bona fide Takeover Proposal was not retracted or rescinded prior to the occurrence of the action or event that gave rise to Parent’s right to terminate pursuant to Section 8.1(b)(i), and (b) within twelve months of the termination of this Agreement, the Company consummates a Takeover Proposal, then the Company shall pay, or cause to be paid, to Parent, by wire transfer of same day funds, the Company Termination Fee and the Parent Expenses, such payments to be made upon the consummation of such Takeover Proposal. For purposes of this Section 8.4.1, each reference in the definition of Takeover Proposal to “20 percent” will be deemed to be references to “50 percent.”

Section 8.4.2 Sole Remedy. If paid, the Company Termination Fee and the Parent Expenses shall be the sole and exclusive remedy of Parent, Merger Sub and their Affiliates against the Company, any Company Subsidiary and any Company Representative for any loss or damage suffered as a result of the breach of any representation, warranty or covenant contained in this Agreement by the Company, any Company Subsidiary or any Company Representative and the failure of the Merger to be consummated and, upon payment of the Company Termination Fee and the Parent Expenses in accordance with Section 8.4.1, none of the Company, any Company Subsidiary or any Company Representative shall have further liability or obligation to Parent, Merger Sub or any other Person relating to or arising out of this Agreement or the transactions contemplated by this Agreement. For the avoidance of doubt, in no event shall the Company be obligated to pay, or cause to be paid, the Company Termination Fee or the Parent Expenses on more than one occasion.

Section 8.4.3 Acknowledgement. The Company acknowledges that the agreements contained in this Section 8.4 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent and Merger Sub would not enter into this Agreement. If the Company fails to pay the Company Termination Fee or the Parent Expenses when due, and, in order to obtain such payment Parent commences a suit which results in a judgment against the Company for all or any portion of the Company Termination Fee or the Parent Expenses, the Company shall pay to Parent its reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) in connection with such suit.

Section 8.5 Parent Termination Fee.

Section 8.5.1 Parent Termination Fee. If this Agreement is terminated by the Company or Parent pursuant to Sections 8.1(b)(ii) or 8.1(b)(iii) as a result of the failure to satisfy the closing conditions set forth in Section 7.1.2 or 7.1.3 (solely as a result of governmental action under any antitrust Laws), and at the date of termination the closing conditions set forth in Sections 7.1.1, 7.2.1 and 7.2.2 have been or would be satisfied if the Closing Date were at the time of such termination, then the Company may require Parent to, and, if so required Parent shall, pay to the Company (or as directed by the Company), by wire transfer of same day funds, (x) $30,000,000 (the “Parent Termination Fee”) plus (y) all of the Company’s actual and reasonably documented out-of-pocket fees and expenses (including reasonable legal fees and expenses) incurred by the Company and its Affiliates in connection with the transactions contemplated by this Agreement in an amount up to but not greater than $5,000,000 (the “Company Expenses”), in each case, as promptly as reasonably practicable (and, in any event, within two Business Days following such termination).

Section 8.5.2 Sole Remedy. If Parent pays the Company the Parent Termination Fee, then payment of the Parent Termination Fee and the amount of the Company Expenses to the Company (or as directed by the Company) in accordance with Section 8.5.1 shall be the sole and exclusive remedy of the Company and its Affiliates against Parent, Merger Sub and any Parent Representative for any loss or damage suffered as a result of the breach of any representation, warranty or covenant contained in this Agreement by Parent, Merger Sub or any Parent Representative and the failure of the Merger to be consummated, and upon payment of the Parent Termination Fee and the Company Expenses in accordance with Section 8.5.1, none of Parent, Merger Sub or any Parent Representative shall have any further liability or obligation to the Company or any other Person relating to or arising out of this Agreement or the transactions contemplated by this Agreement. For the avoidance of doubt, in no event shall Parent be obligated to pay, or cause to be paid, the Parent Termination Fee or the Company Expenses on more than one occasion. Notwithstanding the foregoing, the Company shall be entitled to enforce all of its rights and remedies under this Agreement (including its right to payment of the Company Expenses) in the event that the Company or Parent terminates this Agreement pursuant to Sections 8.1(b)(ii) or 8.1(b)(iii), but the Company elects not to require Parent to pay the Parent Termination Fee.

Section 8.5.3 Acknowledgement. Parent acknowledges that the agreements contained in this Section 8.5 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Company would not enter into this Agreement. If Parent fails to promptly pay the Parent Termination Fee or the Company Expenses when due and, in order to obtain any such payment, the Company commences a suit which results in a judgment against Parent for all or any portion of the Parent Termination Fee or the Company Expenses, Parent shall pay to the Company its reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) in connection with such suit.

Section 8.6 Extension; Waiver. At any time prior to the Effective Time, Parent or the Company may, to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or other acts of the other Party under this Agreement, (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any instrument delivered pursuant hereto or (c) waive compliance with any of the covenants or agreements of the other Party or conditions to the obligations of the waiving Party contained herein; provided, however, that after any approval of this Agreement by the shareholders of the Company, no extension or waiver that, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by such shareholders may be made without such shareholder approval. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed by such Party. The failure or delay of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights, nor shall any single or partial exercise of any right under this Agreement preclude any other or further exercise of any rights hereunder.

Section 8.7 Amendment. At any time prior to the Effective Time, this Agreement may be amended by the Parties by action taken by or on behalf of their respective Boards of Directors; provided, however, that, after approval of the Agreement by the shareholders of the Company, no amendment that, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by such shareholders may be made without such shareholder approval. This Agreement may not be amended except by an instrument in writing signed by Parent, Merger Sub and the Company.

Section 8.8 Acknowledgment. The Parties acknowledge that neither the Company Termination Fee nor the Parent Termination Fee shall be relevant in terms of determining levels of materiality for purposes of this Agreement.

Article 9.

General Provisions

Section 9.1 Non-Survival of Representations and Warranties. None of the representations and warranties of the Parties in this Agreement or in any instrument delivered pursuant to this Agreement (or the Schedules of Exhibits attached hereto) shall survive the Effective Time. None of the covenants or agreements of the Parties in this Agreement shall survive the Effective Time, other than (a) the covenants and agreements of the Parties contained in this Article 9, in Article 3 and in Sections 6.3.2, 6.8, 6.9 and 6.13 and (b) those other covenants and agreements contained herein that by their terms apply, or that are to be performed in whole or in part, after the Effective Time, which shall survive the consummation of the Merger until fully performed.

Section 9.2 Notices. Any notices or other communications required or permitted under, or otherwise made in connection with, this Agreement, shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) upon confirmation of receipt when transmitted by facsimile transmission or by electronic mail (but, in the case of electronic mail, only if followed by transmittal by national overnight courier or hand for delivery on the next Business Day), (c) upon receipt after dispatch by registered or certified mail, postage prepaid or (d) on the next Business Day if transmitted by national overnight courier (with confirmation of delivery), in each case, addressed as follows:

If to Parent or Merger Sub, addressed to it at:

120 North LaSalle Street, Suite 3300
Chicago, IL 60602
Attention:	Victor M. Casini
Facsimile:	(312) 280-3730

with a mandated copy (which shall not constitute notice) to:

Bell, Boyd & Lloyd LLP 70 West Madison Street, Suite 3100 Chicago, IL 60602
Attention:	J. Craig Walker
Facsimile:	(312) 827-8179

If to the Company, addressed to it at:

Keystone Automotive Industries, Inc. 655 Grassmere Park Drive
Nashville, TN 37211
Attention:	John G. Arena, Esq.
Facsimile:	(615) 469-3291

with a mandated copy (which shall not constitute notice) to:

Latham & Watkins LLP 633 West Fifth Street, Suite 4000
Los Angeles, CA 90071-2007
Attention:	Paul D. Tosetti, Esq. Cary K. Hyden, Esq.
Facsimile:	(213) 891-8763

Section 9.3 Headings. The headings and table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.4 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon a determination that any term or other provision of this Agreement is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible.

Section 9.5 Entire Agreement; Parties in Interest. This Agreement (together with the Exhibits, Parent Disclosure Schedule, Company Disclosure Schedule and the other instruments delivered pursuant hereto), the Debt Commitment Letters and the Confidentiality Agreement constitute the entire agreement of the Parties and supersede all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and thereof. Nothing in this Agreement, express or implied, shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement; provided that the provisions of Article 3, Section 6.9 and Section 6.13 shall inure to the benefit of those Persons benefiting therefrom who are intended third-party beneficiaries thereof.

Section 9.6 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Parties, and any such assignment shall be null and void. No assignment by any Party shall relieve such Party of any of its obligations hereunder. Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

Section 9.7 Mutual Drafting. Each Party has participated in the drafting of this Agreement, which each Party acknowledges is the result of extensive negotiations between the Parties.

Section 9.8 Governing Law; Consent to Jurisdiction; Enforcement; Waiver of Trial by Jury.

Section 9.8.1 Delaware Law. This Agreement, and all claims and causes of action arising out of, based upon, or related to this Agreement or the negotiation, execution or performance hereof, shall be governed by, and construed, interpreted and enforced in accordance with, the Laws of the State of Delaware, without regard to choice or conflict of law principles that would result in the application of any Laws other than the Laws of the State of Delaware, except and only to the extent that the CGCL mandatorily applies.

Section 9.8.2 Exclusive Jurisdiction. THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE (OR, IF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR THE DELAWARE SUPREME COURT DETERMINES THAT THE

COURT OF CHANCERY DOES NOT HAVE OR SHOULD NOT EXERCISE SUBJECT MATTER JURISDICTION OVER SUCH MATTER, THE SUPERIOR COURT OF THE STATE OF DELAWARE) AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE SOLELY IN CONNECTION WITH ANY DISPUTE THAT ARISES IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS AGREEMENT OR IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED EXCLUSIVELY BY SUCH A DELAWARE STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 9.2 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

Section 9.8.3 Right to Injunctive Relief. The Parties agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in any state or federal court within the State of Delaware and any state appellate court therefrom within the State of Delaware, and any such injunction shall be in addition to any other remedy to which any Party is entitled, at law or in equity.

Section 9.8.4 Waiver of Jury Trial. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY AND ALL RIGHT SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY LEGAL ACTION, SUIT OR PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF, BASED UPON OR RELATING TO THIS AGREEMENT OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREOF.

Section 9.8.5 Attorneys’ Fees. If any party to this Agreement brings an action to enforce its rights under this Agreement, the prevailing party shall be entitled to recover its costs and expenses, including without limitation reasonable legal fees, incurred in connection with such action, including any appeal of such action.

Section 9.9 Counterparts. This Agreement may be executed by facsimile and in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and which shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by facsimile or otherwise) to the other Parties.

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(signature page follows)

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed and delivered as of the date first written above.

LKQ CORPORATION

By:	/s/ Joseph M. Holsten
Name:	Joseph M. Holsten
Title:	Chief Executive Officer

LKQ ACQUISITION COMPANY

By:	/s/ Joseph M. Holsten
Name:	Joseph M. Holsten
Title:	President

KEYSTONE AUTOMOTIVE INDUSTRIES, INC.

By:	/s/ Richard L. Keister
Name:	Richard L. Keister
Title:	Chief Executive Officer